Exhibit 2.2

MEMBERSHIP INTEREST

PURCHASE AGREEMENT

by and among

SEAN MULLEN,

BETH-ANN MULLEN,

ALEXANDER TILLER,

ELEMENTAL ENERGY LLC

and

REAL GOODS SOLAR, INC.

Dated as of March 26, 2014

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT dated as of March 26, 2014 (this “Agreement”) by and among Real Goods Solar, Inc., a Colorado corporation (“Purchaser”), Sean Mullen, an individual resident of Hawaii, Beth-Ann Mullen, an individual resident of Hawaii, and Alexander Tiller, an individual resident of Colorado (each, a “Seller”, and collectively, “Sellers”), and Elemental Energy LLC, a Hawaii limited liability company (the “Company”).

WITNESSETH:

WHEREAS, Sellers collectively own 100% of the issued and outstanding membership interests of the Company;

WHEREAS, the Company, doing business as “Sunetric”, operates a solar business that designs, develops, and installs photovoltaic systems (the “Business”); and

WHEREAS, Sellers wish to sell, transfer and convey to Purchaser 100% of the issued and outstanding membership interests of the Company, and Purchaser desires to purchase such membership interests.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, unless the context requires otherwise, the following terms shall have the meanings indicated:

“Acquisition Proposal” means any agreement, offer or proposal, including any proposal from or to any Seller or the Company relating to or involving (i) any direct or indirect acquisition or purchase from any Seller or any acquisition by any Person or group acting in concert of a material interest in the Company or any Company Subsidiary or any tender offer or exchange offer, recapitalization, share exchange or reorganization that if consummated would result in any Person or group acting in concert owning a material interest in the Company or any Company Subsidiary, (ii) any merger, consolidation, business combination or similar transaction involving the Company or any Company Subsidiary, or (iii) any sale, Lease, mortgage, pledge, exchange, transfer, license, acquisition or disposition of a material portion of the consolidated assets of the Company or any Company Subsidiary in any single transaction or series of related transactions (other than in the ordinary course of business); provided, however, the term Acquisition Proposal does not include (x) this Agreement, (y) the Contemplated Transactions or (z) any other offer or proposal by Purchaser or its Affiliates to acquire the businesses and operations contemplated by this Agreement.

“Affiliate” of any specified Person means, as of the date in question, any other Person, directly or indirectly Controlling, Controlled by or under common Control with the specified Person.

“Approvals” means franchises, licenses, permits, certificates of occupancy and other required approvals, authorizations and consents.

“Average Closing Price” means the volume weighted average of the per share prices of RGS Common Stock on the Nasdaq Capital Market for the twenty (20) consecutive trading days ending two days prior to the earlier of (i) the Closing Date or (ii) the date of a public announcement of the execution of this Agreement by Purchaser.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Colorado are authorized or required by Law or executive order to close.

“Closing” means the closing of the purchase and sale of the Membership Interests by Sellers and Purchaser, respectively, as contemplated by Section 2.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and any state statute of similar intent.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including (i) the sale by Sellers of the Membership Interests to Purchaser hereunder, (ii) the execution of this Agreement and the Related Documents, and (iii) the performance by Sellers, Purchaser and the Company of the covenants and obligations under this Agreement and the Related Documents.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license agreement, franchise, contract, agreement, Lease, instrument or guarantee (including any amendments, modifications, extensions or replacements thereof).

“Control” means the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of securities, by Contract or otherwise.

“Disclosure Schedule” means the disclosure schedules prepared by Sellers and the Company and its Subsidiaries, dated as of the date hereof, and delivered by Sellers to Purchaser.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, directives, Liens, proceedings, Litigations or written notices of noncompliance or violation by any Person alleging potential liability (including liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising under any Environmental Law, including, without limitation, (i) the presence, or release or potential release into the environment, of any Hazardous Substances at any location presently or formerly leased or owned by the Company in violation of any Environmental Law, (ii) any violation of Environmental Law other than as described in clause (i) above, or (iii) any and all written claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or release of any Hazardous Substances in violation of any Environmental Law.

“Environmental Law” means any United States federal, state, local or municipal Law, Environmental Permit, license, approval, common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent or Judgment, relating to the environment, public health, occupational health and safety, or to any Hazardous Substance, including, without limitation, (i) the presence, use, production, generation, handling, transportation, treatment, storage, disposal, release, control or cleanup of any Hazardous Substance, or (ii) to any chemical, material or substance, human exposure to which is regulated by any Governmental Agency, excluding medical or other uses or applications of any such chemical, material or substance other than those pertaining to occupational or accidental human exposure.

“Environmental Permit” means any permit, registration, filing, approval or authorization from any Governmental Agency required under, issued pursuant to or authorized by any Environmental Law with respect to the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or under Section 4001(b)(1) of ERISA.

“Excluded Assets” means those assets and liabilities set forth on Schedule 1.1 (a) hereto.

“Failed 338(h)(10) Election” means a final determination by the Internal Revenue Service that Purchaser and Sellers are not entitled to make a Section 338(h)(10) Election because of (a) the failure by the Company to qualify as a subchapter S corporation at the time of the Closing and such failure was due to the failure by the Company to satisfy the requirements of Section 1361 of the Code as the result of any event or circumstance occurring prior to the Closing, or (b) unless waived by Purchaser in writing, Sellers’ (or any Seller’s) breach of any of the covenants set forth in Section 7.10(h) of this Agreement.

“Financial Statements” means the (i) compiled consolidated balance sheet and statement of earnings and statement of cash flow of the Company as of and for the fiscal year ended December 31, 2011, (ii) reviewed consolidated balance sheet and statement of earnings and statement of cash flow of the Company as of and for the fiscal year ended December 31, 2012, (iii) unaudited consolidated balance sheet and statement of earnings and statement of cash flow of the Company as of and for the fiscal year ended December 31, 2013, and (iv) the unaudited balance sheet of the Company as of February 28, 2014 and a cash flow and statement of earnings for the two month then ended (the “Stub Financial Statements”).

“GAAP” means United States generally accepted accounting principles.

“Governmental Agency” means any United States federal, state or local governmental body or other regulatory or administrative agency or commission.

“Hazardous Substance” means (a) any chemical, material or substance defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances or toxic pollutants,” “contaminants,” “toxic or hazardous chemicals” or “pesticides” in any applicable Environmental Law, or (b) any petroleum or petroleum product, asbestos-containing materials or lead-based paint.

“Indebtedness” means (a) any liability, contingent or otherwise, of the Company or any of its Subsidiaries (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof) or (ii) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation or other obligation relating to the deferred purchase price of property); (b) any liability of others of the kind described in the preceding clause which the Company or any of its Subsidiaries has guaranteed or which is otherwise its legal liability; (c) any monetary obligation secured by a Lien to which the property or any asset of the Company or any of its Subsidiaries is subject whether or not the obligations secured thereby shall have been assumed by the Company or any of its Subsidiaries or shall otherwise be its legal liability, but not including Liens of the nature described in clauses (ii) of the definition of “Permitted Exceptions”; (d) all capitalized lease obligations of the Company or any of its Subsidiaries; and (e) all accounts payable of the Business over 90 days past due.

“Intellectual Property” means all intellectual property and other similar proprietary rights in the United States, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (c) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (d) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (e) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) software (with the exception of any commercially available off-the-shelf or “shrink-wrap” software), including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation and the (“Software”); and (g) Internet domain name registrations.

“Inventories” means normal items of inventory, which, in Purchaser’s reasonable determination, are current, suitable and merchantable at customary prices for the filing of orders in the normal course of business, and are not Obsolete Inventory, damaged or defective.

“Judgment” means any judgment, ruling, writ, injunction, order, arbitral award or decree.

“Knowledge of the Company” (and any similar phrases as they relate to the Company) means the knowledge after reasonable inquiry of any one or more of those officers, directors or managers of the Company listed on Schedule 1.1(b).

“Law” means any Judgment, law, statute, rule, regulation, ordinance or code of any Governmental Agency.

“Lease” means any lease, sublease, easement, license, right of way, or similar interest in real or personal property.

“Licenses and Permits” means all consents, authorizations, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, permits and rights presently issued in connection with the operation of all or any part of the Business as it is presently being operated.

“Lien” means any lien, encumbrance, security interest (whether or not the subject of a UCC financing statement), charge, mortgage, UCC financing statement, recorded easement, title defect or imperfection, encroachment, collateral assignment, option or pledge of any nature whatsoever.

“Litigation” means any arbitration, action, suit, claim, proceeding, investigation or written inquiry by or before any Governmental Agency, court or arbitrator.

“Lost 338(h)(10) Tax Benefits” means the net increase in the income Tax liability of Purchaser and the Company (or if Purchaser and the Company are a members of a consolidated group for federal income Tax purposes, such consolidated group’s aggregate income Tax liability), which would reasonably be expected to occur (over the Tax years commencing on the Closing and continuing through the depreciable or amortizable life of each depreciable or amortizable asset owned by the Company at the time of Closing) as a result of the loss of income Tax benefits arising from a Failed 338(h)(10) Election.

“Material Adverse Effect” means a material adverse effect upon the results of operations, properties, assets, liabilities, or financial condition of the business of a specified Person and its Subsidiaries taken as a whole; provided, however, that “Material Adverse Effect” shall not include (i) general economic or political conditions; (ii) conditions generally affecting the industries in which such Person operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) the effects of previously announced potential changes in utility policies and practices, (vii) any changes in applicable Laws, or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement (collectively, “Events”), except to the extent such Events disproportionately affect (in a manner that is adverse) such specified Person and its Subsidiaries compared to other entities in the industry and market in which such specified Person and its Subsidiaries operate.

“Net Income of the Business” means the net income of the Business as operated as a stand-alone business unit and not consolidated with any of Purchaser’s other business units, calculated in accordance with GAAP. Notwithstanding the foregoing, the net income of the Business shall be reduced by the aggregate reasonable costs of services provided by Purchaser’s corporate office (i.e., information technology, human resources, finance, legal, etc.) or other business units which replace or supplement operations which were originally functions carried out by the Company, which costs shall not exceed the costs incurred by the Company for comparable volume of comparable services prior to the Closing as described in the Financial Statements. Provided, however, (i) the costs incurred by Purchaser under the Offer Letters shall be taken into account as expenses of the Company for purposes of determining Net Income of the Business, (ii) half (50%) of the costs, up to $267,500, incurred by the Company under the Retention Agreements shall be taken into account as expenses of the Company for purposes of determining Net Income of the Business, and (iii) the Transaction Expenses (other than expenses incurred with respect to the Retention Agreements which shall be treated in accordance with the previous romanette) shall not be taken into account as expenses of the Company for purposes of determining Net Income of the Business, provided that for purposes of this definition of Net Income of the Business, such Transaction Expenses (exclusive of expenses under the Retention Agreements) shall not exceed $100,000.

“Obsolete Inventory” means inventory that is obsolete and not currently saleable as listed on Schedule 4.30, which inventory is agreed to have a value of $135,000.

“Organizational Documents” means a Person’s charter, articles of organization, certificate of incorporation, certificate of formation, limited liability company agreement, partnership agreement, by-laws or other similar organizational documents, as applicable.

“Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary as listed on Schedule 4.21(a) of the Disclosure Schedules.

“PEO” means each of ProService Solutions, Inc. and Accord Human Resources, Inc., together with their successors and assigns under the PEO Agreements.

“PEO Agreements” means (i) the Client Services Agreement, dated June 29, 2012, by and between ProService Solutions, Inc. and the Company (prior notice and consent required for change of control) and (ii) the Personnel Staffing Agreement, dated December 1, 2012, by and between Accord Human Resources, Inc. and Sunetric Management, LLC.

“PEO Plans” means each of the Plans sponsored or maintained by a PEO under the PEO Agreements and listed on Schedule 1.1 (e).

“Permitted Exceptions” means (i) Liens for Taxes, assessments and similar charges that are not yet due and payable, or which are being contested in good faith by appropriate proceedings which suspend the collection thereof, and in each case, for which appropriate reserves have been established in accordance with GAAP; (ii) applicable zoning regulations and ordinances and building, health and other applicable Laws or ordinances; and (iii) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the ordinary course of business securing amounts that are not delinquent.

“Person” means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a joint venture, a Governmental Agency or another entity.

“Post-Closing Employment Liabilities” means all liabilities or obligations of Purchaser and its Subsidiaries, of whatever nature, whether known or unknown, absolute or contingent, matured or unmatured, relating to any period after the Closing Date with respect to claims, demands, unpaid wages, sales and other commissions, (and any payroll Taxes thereon) with respect to the employees of the Purchaser and its Subsidiaries and any penalties or fines resulting therefrom and shall include any liability under the Hawaii Dislocated Workers Act related to actions of the Company on or after the Closing Date.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company and its Subsidiaries for any Post-Closing Tax Period.

“Pre-Closing Employment Liabilities” means all liabilities or obligations of the Company and its Subsidiaries, of whatever nature, whether known or unknown, absolute or contingent, matured or unmatured, relating to any period on or prior to the Closing Date with respect to unpaid wages, sales and other commissions, (and any payroll Taxes thereon) with respect to the employees of the Company and its Subsidiaries and any penalties or fines resulting therefrom, in each case, except to the extent reflected in Working Capital and shall include any liability under the Hawaii Dislocated Workers Act related to actions of the Company prior to the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period.

“Related Documents” means all other agreements and instruments described in, contemplated by or executed in connection with this Agreement that have been or are to be executed and delivered in connection with the Contemplated Transactions.

“Retention Agreements” means those certain Retention Bonus Agreement entered into between the Company and certain employees of the Company in January 2014.

“Revenue of the Business” means the gross revenue of the Business as operated as a stand-alone business unit and not consolidated with any of Purchaser’s other business units, calculated in accordance with GAAP, with respect to (i) its operations in Hawaii and other Pacific islands, (ii) the revenue generated by projects in the United States (other than Hawaii) which are listed on Schedule 1.1(c).

“RGS Common Stock” mean the Class A Common Stock, par value $.0001 per share, of Purchaser.

“Securities” means the RGS Common Stock issued to Sellers pursuant to Article II.

“Senior Lender” shall be Silicon Valley Bank, NA.

“Standard Customer Agreements” means those customer agreements for the provision of engineering, procurement and construction services that conform in all material respects to the standard form used for residential or commercial projects, as applicable.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

“Tax Returns” means all returns and reports, information returns, or payee statements (including, elections, declarations, filings, forms, statements, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Taxes” means all taxes, charges, fees, duties or levies, imposed by any federal, state or local taxing authority, including federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, severances, stamp, payroll, sales, use, intangibles, employment, unemployment, disability, property, withholding, backup withholding, excise, production, occupation, service, service use, leasing and lease use, ad valorem, value added, occupancy, transfer, and other taxes, of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Transaction Expenses” means (i) all expenses of the Company and its Subsidiaries incurred in connection with the preparation and execution of the Agreement and Related Documents and the consummation of the transactions contemplated hereby and thereby, including any and all brokerage commissions, fees and disbursements related thereto; (ii) all fees and disbursements of attorneys, accountants and other advisors and service providers retained by the Company and its Subsidiaries in connection therewith; and (iii) all payments and commitments to pay by the Company and its Subsidiaries in the nature of sale or retention bonuses or other such compensation payable in connection with the consummation of the Contemplated Transactions.

“Transfer Taxes” means all federal, state, county, municipal, foreign or other taxing jurisdiction sales, use, transfer, gross receipts, consumer levy, privilege or similar taxes, duties, excises or governmental charges, including any penalties and interest thereon, arising out of the sale of the Membership Interests by Sellers to Purchaser hereunder, excluding any income tax liability of Sellers.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101, et seq., and any similar state and local applicable Law (including statutes, regulations and ordinances), as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Warranty Liability” means any liability, contingent or otherwise, of the Company or any of its Subsidiaries relating to warranties provided by the Company on photovoltaic systems installed by the Company or any of its Subsidiaries prior to the Closing Date.

“Working Capital” means, as of any date of determination, the Company and its Subsidiaries’ current assets less current liabilities, each as determined in accordance with GAAP and consistent with the worksheet attached hereto as Schedule 1.1(d).

“Working Capital Target” means an amount equal to $0.

1.2 Other Capitalized Terms. The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
2014 Earnout Period	2.6(a)
2015 Earnout Period	2.6(a)
Act	3.7(a)
Agreement	Preamble
Basket	9.4(a)
Business	Preamble
Cap	9.4(a)
Capital Lease	4.28
Cash Consideration	2.2(a)
Clean Water Act	4.25(b)
Closing Date	6.1
Closing Statement	2.4
Company	Preamble
Company Plans	4.14(a)
Company Privacy Policy	4.24(a)
CPA-Determined Differences	2.5(d)(ii)
CPA Firm	2.5(d)(ii)
Customers/Clients	7.7(a)
Differences	2.5(d)(ii)
Disclosure Materials	5.8
Disagreement Notice	2.5(c)
Earnout Dispute Notice	2.6(e)
Earnout Payment	2.6(a)
Earnout Period	2.6(a)
Earnout Report	2.6(b)
Estimated Transaction Expenses	2.4
Estimated Working Capital Amount	2.5(a)
Exchange Act	4.7(b)
Exchange Cap	2.10
Expiration Date	9.1
Final Adjustment Certificate	2.5(b)
Final Working Capital Amount	2.5(b)

Term	Section
Fundamental Representations	9.1
Holdback Amount	2.7
Indemnifiable Losses	9.2
Indemnified Party	9.6(a)
Indemnifying Party	9.6(a)
Leased Real Property	4.15(a)
LD Certificate	6.2(j)
Material Contract	4.17
Notice of Claim	9.6(a)
Offer Letters	6.2(d)
Output Performance Contracts	4.17(m)
Outside Date	10.1(c)
Owned Real Property	4.15(a)
Performance Guarantee	4.17(m)
Plans	4.14(a)
Purchase Price	2.2
Purchase Price Allocation	7.8
Purchaser	Preamble
Purchaser Indemnities	9.2
Real Property	4.15(a)
Real Property Leases	4.15(a)
Representatives	7.2
Required Consents	6.2(d)
Resolved Objections	2.5(d)(i)
Restricted Business	7.7(b)
Restrictive Period	7.7(a)
Review Period	2.5(c)
SEC Reports	5.8
S Election	4.16(g)
Section 338 Allocation	7.10(h)(ii)
Securities Act	2.8
Sellers	Preamble
Seller Indemnities	9.2
Stock Consideration	2.2(b)
Tax Contest	7.10(f)(ii)
Warranty Basket	9.2
Working Capital Overage	2.5(a)
Working Capital Underage	2.5(a)

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Membership Interests. At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall acquire from Sellers, 100% of the membership interests of the Company (the “Membership Interests”), free and clear of all Liens.

2.2 Payments by Purchaser. The aggregate purchase price (as adjusted pursuant to Section 2.5, the “Purchase Price”) for the Membership Interests shall be the sum of:

(a) $7,000,000 in cash, subject to adjustment pursuant to Section 2.5, and less the amount, if any, required to pay off all outstanding Indebtedness of the Company or the Company Subsidiaries on the Closing Date including any unpaid interest, fees, prepayment penalties and expenses thereon, and remove all Liens (other than Permitted Exceptions) in respect of any property or assets of the Company (which amounts shall be paid directly by Purchaser) (the “Cash Consideration”);

(b) the number of shares of RGS Common Stock equal to the quotient determined by dividing (1) 9,000,000, by (2) the Average Closing Price, rounded up to the nearest whole share, subject to adjustment pursuant to Section 2.5 (the “Stock Consideration”); and

(c) if earned, the Earnout Payments (defined below), which shall be payable in accordance with Section 2.6.

2.3 Closing Payments. At the Closing, Purchaser shall pay the Cash Consideration and the Stock Consideration, less the Holdback Amount (the “Closing Consideration”), as follows:

(a) Purchaser shall pay the Estimated Transaction Expenses to the account(s) designated by each Person to whom such Transaction Expenses are to be paid as indicated on the Closing Statement; and

(b) Pay to Sellers the balance of the Cash Consideration by wire transfer and the balance of the Stock Consideration by book entry share notation, in accordance with the instructions set forth on the Closing Statement.

2.4 Closing Statement. No later than two Business Days prior to the Closing, Sellers shall prepare and deliver to Purchaser a closing statement (the “Closing Statement”) certifying as of the close of business on the day preceding the Closing Date: (a) an estimated calculation of the Transaction Expenses as of the Closing Date (the “Estimated Transaction Expenses”), together with invoices and other appropriate backup documentation to support the Estimated Transaction Expenses; (b) the Estimated Working Capital Amount; and (c) each Seller’s pro-rata portion of the Closing Consideration together with wire and issuance instructions for each Seller.

2.5 Working Capital Adjustments. The Purchase Price shall be adjusted as follows:

(a) Sellers shall calculate the estimated Working Capital (excluding any Estimated Transaction Expenses to be paid at the Closing pursuant to Section 2.3(a)) as of the close of business on the day preceding the Closing Date (the “Estimated Working Capital Amount”), which calculation shall be set forth in the Closing Statement and shall be prepared from the books and records of the Company in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements (excluding the 2011 Financial Statements). The Cash Consideration payable at the Closing shall be proportionally increased to the extent the Estimated Working Capital Amount is greater than the Working Capital Target (the “Working Capital Overage”) by an amount equal to the Working Capital Overage, or proportionally decreased to the extent the Estimated Working Capital Amount is less than Working Capital Target (the “Working Capital Underage”) by an amount equal to the Working Capital Underage.

(b) As soon as practicable, but in any event no later than the first day of the first calendar month following 90 days after the Closing Date, Purchaser shall cause to be prepared and delivered to Sellers a statement (the “Final Adjustment Certificate”) certifying (i) the amount of the Working Capital as of the close of business on the day preceding the Closing Date (the “Final Working Capital Amount”), prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements

(excluding the 2011 Financial Statements) and taking into account any accounts receivable of the Company over 90 days which were excluded from the Estimated Working Capital Amount and for which payment has been received and (ii) the amount payable by Purchaser to Sellers pursuant to Section 2.5(b), to the extent the Final Working Capital Amount is greater than the Estimated Working Capital Amount, or by Sellers to Purchaser pursuant to Section 2.5(b), to the extent the Final Working Capital Amount is less than the Estimated Working Capital Amount. The Final Working Capital Amount shall take into account a true-up of any Transaction Expenses (regardless of whether incurred before or after the Closing Date) which were not included in the Estimated Transaction Expenses.

(c) Upon receipt of the Final Adjustment Certificate, Sellers shall have the right during the succeeding 30-day period (the “Review Period”) to examine the Final Adjustment Certificate, and all books and records used to prepare such Final Adjustment Certificate. If Sellers object that the Final Working Capital Amount was not calculated correctly, Sellers shall so notify Purchaser in writing (such notice, a “Disagreement Notice”) on or before the last day of the Review Period, setting forth a specific description of Sellers’ objection and the amount of the adjustment to the Final Working Capital Amount that Sellers believe should be made. If no Disagreement Notice is delivered within the Review Period, the Final Adjustment Certificate shall be deemed to have been accepted by the parties hereto. Purchaser will provide Sellers reasonable access (during normal business hours and upon reasonable notice) to the books, ledgers, files, reports and operating records of the Company and its Subsidiaries and the then current employees of Purchaser, and will cooperate in reviewing the Final Adjustment Certificate.

(d) Dispute Resolution.

(i) In the event that a Disagreement Notice is delivered in accordance with Section 2.5(c), Purchaser and Sellers shall attempt to resolve the objections set forth therein within 30 days of receipt of such Disagreement Notice. The objections set forth in the Disagreement Notice that are resolved by Purchaser and Sellers in accordance with this Section 2.5(d)(i) shall collectively be referred to herein as the “Resolved Objections.” The Final Working Capital Amount shall be adjusted to reflect any Resolved Objections.

(ii) If Purchaser and Sellers are unable to resolve all the objections set forth in the Disagreement Notice within such 30-day period, they shall jointly appoint PricewaterhouseCoopers LLP (or any successor thereof) within five days of the end of such 30-day period (the “CPA Firm”). The CPA Firm, acting as experts and not as arbitrators, shall review the objections set forth in the Disagreement Notice that are not Resolved Objections (collectively, the “Differences”). The CPA Firm shall determine, based on the requirements set forth in this Section 2.5, and only with respect to Differences submitted to the CPA Firm, whether and to what extent the Final Working Capital Amount requires adjustment so as to be calculated in accordance with this Agreement. The CPA Firm shall be instructed to make its determination within 15 days after its appointment. Purchaser and Sellers shall each pay 50% of the fees and disbursements of the CPA Firm. Purchaser and Sellers shall fully cooperate with the CPA Firm. The CPA Firm’s resolution of the Differences shall be conclusive and binding upon the parties, except in the case of manifest error. The Differences as resolved by the CPA Firm in accordance with this Section 2.5(d)(ii) shall collectively be referred to herein as the “CPA-Determined Differences.” The Final Working Capital Amount shall be adjusted to reflect any CPA-Determined Differences.

(e) On the third Business Day following the latest to occur of (i) the 30th day following receipt by Sellers of the Final Adjustment Certificate, (ii) the resolution by Purchaser and Sellers of all objections set forth in the Disagreement Notice, if any, and (iii) the resolution by the CPA Firm of all Differences, if any, the adjustments to the Final Working Capital Amount pursuant to Section

2.3(b) shall be made by Purchaser or Seller, as applicable, to the other Party, in the amount determined pursuant to Section 2.3(b), in cash by wire transfer of immediately available funds and RGS Common Stock (based on the Average Closing Price) in the same ratio as the Purchase Price.

2.6 Earnout Payments.

(a) Earnout Payments. As additional consideration hereunder, Sellers shall be eligible to receive up to an aggregate amount of $3,000,000 in cash and additional shares of RGS Common Stock based upon the achievement of certain targets set forth below with respect to the Revenue and Net Income of the Business for the full twelve (12) calendar month periods commencing on (i) January 1, 2014 and ending on December 31, 2014 (the “2014 Earnout Period”), (ii) January 1, 2015 and ending on December 31, 2015 (the “2015 Earnout Period”, and together with the 2014 Earnout Period, each an “Earnout Period”), as provided in this Section 2.6.

(b) Earnout Report. Promptly after completion of the audit of each of Purchaser’s 2014 and 2015 financial statements, Purchaser shall prepare and deliver to Sellers calculation of (i) the Revenue of the Business for each such Earnout Period, which, with respect to the 2014 Earnout Period shall include Revenue of the Business during such period earned prior to the Closing, (ii) the Net Income of the Business for each such Earnout Period (each such report, an “Earnout Report”), together with a calculation of the amount of Earnout Payments due to Sellers pursuant to this Section 2.6 (each, an “Earnout Payment”). The Revenue of the Business and the Net Income of the Business shall be determined by Purchaser in accordance with GAAP consistent with Purchaser’s past practices. Subject to Section 2.6(e), each Earnout Report shall be conclusive and binding upon Purchaser and Sellers absent manifest error. Subject to Section 2.6(e), Purchaser shall pay Sellers the Earnout Payment, if any, for each Earnout Period within one hundred and twenty (120) days after the end of the applicable Earnout Period.

(c) 2014 Earnout. The Earnout Payment for the 2014 Earnout Period shall be based on the Revenue and Net Income of the Business for the 2014 Earnout Period as determined pursuant to Section 2.6(b).

(i) If (1) the Revenue of the Business for the 2014 Earnout Period is less than $40,000,000, or (2) the Net Income of the Business for the 2014 Earnout Period is less than $2,000,000, Sellers shall not be entitled to receive any Earnout Payment for the 2014 Earnout Period.

(ii) If (1) the Revenue of the Business for the 2014 Earnout Period is greater than or equal to $40,000,000 and (2) the Net Income of the Business for the 2014 Earnout Period is greater than or equal to $2,000,000, Sellers shall be entitled to receive an Earnout Payment equal to $1,000,000 in cash; provided that in the event the Revenue of the Business for the 2014 Earnout Period is greater than $50,000,000, or the Net Income of the Business for the 2014 Earnout Period is greater than $5,000,000, Sellers shall be entitled to receive an Earnout Payment equal to $2,000,000, to be paid $1,000,000 in cash and $1,000,000 in a number of shares of RGS Common Stock equal to the quotient determined by dividing (1) 1,000,000, by (2) the volume weighted average of the per share prices of RGS Common Stock on the Nasdaq Capital Market for the twenty (20) consecutive trading days ending two days prior to the date such Earnout Payment is made. For the avoidance of doubt, the greatest Earnout Payment Sellers are eligible to earn under this Section 2.6(c)(ii) is $2,000,000.

(d) 2015 Earnout. The Earnout Payment for the 2015 Earnout Period shall be based on the Revenue and Net Income of the Business for the 2015 Earnout Period as determined pursuant to Section 2.6(b).

(i) If either (1) the Revenue of the Business for the 2015 Earnout Period is less than $45,000,000, or (2) the Net Income of the Business for the 2015 Earnout Period is less than $2,000,000, Sellers shall not be entitled to receive any Earnout Payment for the 2015 Earnout Period.

(ii) If (1) the Revenue of the Business for the 2015 Earnout Period is greater than or equal to $45,000,000, and (2) the Net Income of the Business for the 2015 Earnout Period is greater than or equal to $2,000,000, Sellers shall be entitled to receive an Earnout Payment equal to $1,000,000 in cash.

(e) Dispute Resolution. Each Earnout Report shall be conclusive and binding upon Purchaser and Sellers unless Sellers, within ten (10) days after the delivery of an Earnout Report, notifies Purchaser in writing that Sellers dispute any of the amounts set forth therein, specifying in detail the nature of the dispute and the basis therefor (the “Earnout Dispute Notice”). Purchaser shall provide Sellers access to the audited financials which include the financials of the Business during normal business hours for the sole purpose of verifying the calculated Revenue and Net Income. If Sellers so notify Purchaser that they dispute any of the amounts set forth in an Earnout Report, Purchaser and Sellers shall in good faith attempt to resolve the dispute and, if Purchaser and Sellers so resolve all disputes, the Earnout Report (and the computation of Revenue and Net Income indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on Purchaser and Sellers. If Purchaser and Sellers do not reach agreement in resolving the dispute within sixty (60) days after delivery of the Earnout Dispute Notice, Purchaser and Sellers shall submit the dispute to the CPA Firm for binding resolution pursuant to the procedures set forth in Section 2.5(d).

2.7 Holdback. A portion of the Cash Consideration equal to $1,050,000 and a portion of the Stock Consideration equal to the number of shares of RGS Common Stock equal to the quotient determined by dividing (1) 1,350,000, by (2) the Average Closing Price, shall be held back by Purchaser (the “Holdback Amount”) to secure Sellers’ indemnification obligations pursuant to Article IX. On the six month anniversary of the Closing Date, Purchaser shall remit to Sellers 50% of the balance of the Holdback Amount, pro-rata between the Cash Consideration and Stock Consideration (based upon the Average Closing Price), less the aggregate amount for which claims for indemnification were made in accordance with Article IX but are not yet resolved. On the twelve month anniversary of the Closing Date, Purchaser shall remit to Sellers the remaining balance of the Holdback Amount less the aggregate amount for which claims for indemnification were made in accordance with Article IX but are not yet resolved.

2.8 Restricted Stock. Sellers acknowledge and agree that the Stock Consideration and shares of RGS Common Stock constituting Earnout Payments will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) as of the Closing Date.

2.9 Withholding. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to deduct and withhold from any payments made pursuant to this Agreement, such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of state, local or foreign Tax Law or imposed by any taxing authority; provided, however, that no deduction or withholding shall be made unless Purchaser provides reasonable notice of such deduction and withholding, and opportunity for Sellers to deliver documentation sufficient to eliminate Purchaser’s obligation to so deduct and withhold. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

2.10 Issuance Limitation. Notwithstanding anything in this Agreement to the contrary, the total number of shares of RGS Common Stock that may be issued to Sellers under this Agreement shall be limited to 8,984,803 shares of RGS Common Stock (the “Exchange Cap”), which equals 19.99% of Purchaser’s outstanding shares of RGS Common Stock as of the date hereof, unless shareholder approval is obtained to issue more than such 19.99%. The Exchange Cap shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or similar transaction. In the event that the total number of shares of RGS Common Stock required to be issued to Sellers under this Agreement exceeds the Exchange Cap, Purchaser shall issue shares of RGS Common Stock up to the Exchange Cap, and shall pay the remaining amount of any required payment to Sellers in cash. For the avoidance of doubt, Purchaser shall not be required or permitted to issue any shares of RGS Common Stock under this Agreement if such issuance would breach Purchaser’s obligations under the rules or regulations of the Nasdaq Capital Market. Purchaser will, in its sole discretion, determine whether to obtain stockholder approval to issue more than 19.99% of its outstanding shares of RGS Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, each Seller, jointly and severally, represents and warrants to Purchaser as follows:

3.1 Power and Authority. Each Seller has the requisite authority and power to execute and deliver this Agreement and the Related Documents and to perform the Contemplated Transactions.

3.2 No Conflicts. Neither the execution or delivery by each Seller of this Agreement and the Related Documents nor the performance by each Seller of the transactions contemplated hereby and thereby, shall:

(a) violate any existing applicable Law by which such Seller is bound; or

(b) require any consent, approval, authorization or other order or action of, or notice to, or declaration, filing or registration with, any Person.

3.3 Binding Obligation. This Agreement has been duly executed and delivered by each Seller and, assuming that this Agreement constitutes a legal, valid and binding obligation of Purchaser, constitutes the legal, valid and binding obligation of such Seller, enforceable against him or her in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights in general, or by general principles of equity.

3.4 Title to Membership Interests. As of the Closing Date, each Seller is the beneficial and record owner, free and clear of any Lien with full right, power and authority to transfer, convey and deliver, the Membership Interests and, upon delivery of and payment for the Membership Interests at the Closing, and as herein provided, each Seller will convey to Purchaser good and valid title thereto, free and clear of any Lien.

3.5 Voting Agreements. No Seller is party to any members agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments with respect to any shares of capital stock or other equity interests of the Company or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company.

3.6 Litigation. There is no Litigation pending or, to the knowledge of each Seller, threatened against such Seller which seeks to restrain, enjoin or prevent the consummation of this Agreement or any of the Contemplated Transactions.

3.7 Investor Suitability.

(a) The Securities are being acquired by each Seller for his or her own account and for investment purposes only and not with a view to any resale or distribution thereof, in whole or in part, to others, and each Seller is not participating, directly or indirectly, in a distribution of such Securities and will not take, or cause to be taken, any action that would cause Seller to be deemed an “underwriter” of such Securities as defined in Section 2(11) of the Securities Act.

(b) Each Seller acknowledges that he or she has had the opportunity to seek business, financial, and legal advice as such Seller deems necessary in order to evaluate the merits and risks of acquiring the Securities.

(c) Each Seller has had an opportunity to ask questions of, and receive satisfactory answers from, representatives of Purchaser concerning all material aspects of Purchaser and its proposed business, and any request for such information has been fully complied with to the extent Purchaser possesses such information or can acquire it without unreasonable effort or expense.

(d) Each Seller is an “accredited investor” within the meaning of Rule 501 of the Securities Act.

(e) Each Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Purchaser based upon (i) the information furnished to it by Purchaser; (ii) his or her knowledge of the business and affairs of Purchaser; (iii) such additional information as he or she may have requested and has received from Purchaser; and (iv) the independent inquiries and investigations undertaken by him or her.

(f) No person has given any information or made any representation provided to any Seller in writing by a person employed or authorized in writing by Purchaser as set forth in this Agreement. Each Seller understands and agrees that any information or representation not contained therein must not, and will not, be relied upon and that nothing contained therein should be construed as legal or tax advice to such Seller.

(g) No person has made any direct or indirect representation or warranty of any kind to any Seller with respect to the economic return which may accrue to such Seller. Each Seller has consulted with his or her own advisors with respect to an investment in Purchaser.

(h) All of the representations and warranties contained in this Section 3.7 are correct and complete as of the date of this Agreement and may be relied upon by Purchaser, and, if there should be any material change in such information prior to the Closing Date, each Seller will immediately furnish such revised or corrected information to Purchaser.

(i) Each Seller understands that the Securities have not been registered under the Securities Act and that the Securities are being issued pursuant to an exemption from registration contained in the Securities Act based in part upon such Seller’s representations contained in this Section 3.7.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, each Seller and the Company, jointly and severally, represent and warrant to Purchaser as follows:

4.1 Organization and Qualification. The Company has previously delivered to or made available to Purchaser a complete and correct copy of: (i) the Organizational Documents of the Company and each Company Subsidiary, as the same may have been amended or restated as of the date hereof, each of which is in full force and effect; and (ii) all minutes of meetings of the Company’s and each Company Subsidiary’s members and managers for the prior five years. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Hawaii. The Company and each Company Subsidiary (A) has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently owned or conducted and as currently proposed by it to be owned or conducted, and (B) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except, in the case of (B), as would not reasonably be expected to have a Material Adverse Effect on the Company.

4.2 Capitalization and Assets.

(a) Sellers own all of the issued and outstanding membership interests of the Company. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the membership interests of the Company are as set forth in the Organizational Documents of the Company, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights in general, or by general principles of equity) and in accordance with all applicable laws. All issued and outstanding membership interests of the Company (i) have been duly authorized and validly issued, (ii) are not subject to any purchase options, call options, rights of first refusal, preemptive rights, subscription rights or any similar rights, and (iii) have not been issued in violation of any purchase options, call options, rights of first refusal, preemptive rights, subscription rights or any similar rights in the Company’s Organizational Documents or any Contract to which the Company is a party.

(b) Except for the rights of Purchaser hereunder, there is no outstanding right, warrant, subscription, call, preemptive right, option or other agreement or outstanding offer of any kind to sell, purchase, encumber or otherwise convey, transfer, encumber or dispose of any right, title and/or interest in and to the membership interests of the Company and there is no outstanding debt or security which is convertible into the same, and no other Person has any legal, beneficial or equitable right, title or interest in and/or to the membership interests of the Company or any right to vote the same. Except as set forth on Schedule 4.2(b) of the Disclosure Schedule, there are no member agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Sellers or the Company is a party or with respect to any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of its Subsidiaries. There are no bonds, debentures, notes or other instruments of Indebtedness of the Company that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which Sellers may vote.

(c) On or prior to the Closing and except as set forth on Schedule 4.2(c) of the Disclosure Schedule, the Company shall own or have a valid lease or license with respect to all material assets used by the Company in the operation of the Business as currently conducted.

4.3 Subsidiaries. Schedule 4.3 of the Disclosure Schedule sets forth a true, correct and complete list of all of the Subsidiaries of the Company, and any other Person in which the Company or a Company Subsidiary holds an equity interest, and the jurisdictions of organization and each of the jurisdictions where such entity is qualified as a foreign entity, as the case may be. Except as set forth on Schedule 4.3 of the Disclosure Schedule, neither the Company nor any Company Subsidiary currently has or has previously had any Subsidiaries and neither the Company nor any Company Subsidiary has previously, directly or indirectly, owned or had any investment in the capital stock of, or other propriety interest in, any Person other than a Company Subsidiary. The Company is the direct or indirect owner of all of the issued and outstanding equity interests of each Company Subsidiary as set forth on Schedule 4.3, and all such equity interests are duly authorized and validly issued. All of the issued and outstanding equity interests of the Company Subsidiaries owned directly or indirectly by the Company are free and clear of all Liens. The Company has made available to Purchaser true, correct and complete copies, of all Organizational Documents of each of the Company Subsidiaries as currently in effect.

4.4 Binding Obligation. The Company has all requisite limited liability company authority and power to execute and deliver this Agreement and the Related Documents to be executed by it in connection herewith. This Agreement and such Related Documents have been or will be duly and validly authorized by all required limited liability company or member action on the part of the Company and no other limited liability company or member proceedings on the part of any of it is necessary to authorize this Agreement or the Related Documents. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a legal, valid and binding obligation of Purchaser, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights in general, or by general principles of equity.

4.5 No Default or Conflicts. The execution and delivery of this Agreement and the Related Documents by the Company and the performance by it of its obligations hereunder and thereunder (a) does not and will not result in any violation of, or breach or default under the Organizational Documents of the Company or any Company Subsidiary; (b) except as set forth in Schedule 4.5 of the Disclosure Schedule, does not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or give any other Person any special right under, any material Contract to which the Company or any Company Subsidiary is a party or by which it may be bound or to which their properties may be subject; and (c) assuming compliance with the matters referred to in Section 4.6, does not and will not violate nor result in a breach or default under any existing applicable Law or any Judgment of any Governmental Agency having jurisdiction over any of the Company or Company Subsidiary or any of its properties, except in the case of (c), as would not reasonably be expected to have a Material Adverse Effect on the Company.

4.6 No Governmental Authorization or Consent Required. Except as set forth on Schedule 4.6 of the Disclosure Schedule, no authorization or approval or other action by, and no notice to or filing with, any Governmental Agency will be required to be obtained or made by the Company or any Company Subsidiary in connection with the due execution and delivery by the Company of this Agreement and the consummation by such Person of the transactions contemplated hereby.

4.7 Financial Statements.

(a) The Financial Statements fairly present the consolidated financial position of the Company and the Company Subsidiaries, the results of its operations and cash flows for the periods indicated, all in conformity with GAAP applied on a consistent basis (except as to the unaudited Financial Statements for absence of notes thereto and subject to normal year-end adjustments which are not material and except for the reserve for Obsolete Inventory). The Financial Statements have been accurately derived from the books and records of the Company and the Company Subsidiaries. There has been no material adverse change in the consolidated financial condition of the Company or the Company Subsidiaries since February 28, 2014. Neither the Company nor any Company Subsidiary has any Indebtedness, obligations or other liabilities of any kind other than those (i) fully reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto; or (ii) set forth on Schedule 4.7(a) of the Disclosure Schedule.

(b) The Financial Statements and the books and records of the Company and the Company Subsidiaries contain all information necessary for such Financial Statements to be audited without further action by the Company or the Company Subsidiaries.

(c) Schedule 4.7(c) of the Disclosure Schedule sets forth the charges included in the Financial Statements for the fiscal year ended December 31, 2013 for the matters presented.

4.8 Powers of Attorney. Except as set forth on Schedule 4.8 of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any outstanding revocable or irrevocable powers of attorney or similar authorizations issued to any individual who is not one of the Company’s or its Subsidiaries employees or officers.

4.9 Brokers. Except as set forth on Schedule 4.9 of the Disclosure Schedule, no broker, finder or similar intermediary has acted for or on behalf of Sellers, the Company or any of their Affiliates in connection with this Agreement or the Contemplated Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any Contract, arrangement or understanding with Sellers, the Company or any of their Affiliates or any action taken by any such Person.

4.10 Compliance with Laws. Since December 31, 2008, neither the Company nor any Company Subsidiary has been, or is being, operated in violation of applicable Laws except as would not reasonably be expected to result in a Material Adverse Effect on the Company. As of the date hereof, to the Knowledge of the Company, no investigation or review by any Governmental Agency with respect to the Company or any of the Company Subsidiaries is pending or threatened. To the Knowledge of the Company, neither the Company nor any of its Affiliates has, as of the date hereof, received any notice or communication of any noncompliance by the Company or any of its Subsidiaries, with any such Laws that has not been cured as of the date hereof.

4.11 Insurance. Since December 31, 2011, the Company has had in effect and has continuously maintained insurance coverage for all of its material operations, personnel and assets. A complete and accurate list of all primary, excess and umbrella polices, bonds and other forms of insurance held or owned by the Company and its Subsidiaries is set forth on Schedule 4.11, which policies have previously been provided to Purchaser. Schedule 4.11 also sets forth a summary of the Company’s and its Subsidiaries’ current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to the Company or its Subsidiaries. None of the policy limits of such insurance have been exhausted. Neither the Company nor any Company Subsidiary has been in material default or breach with respect to any provision contained in any such insurance policies, nor has the Company or any of its Subsidiaries failed to give any notice or to present any claim thereunder in due and timely fashion. Neither the Company nor any Company Subsidiary has received any notice of the intent of any insurance company to not renew or to cancel any insurance policies for the Company or its Subsidiaries or materially increase the premiums thereunder, and none of the insurance policies shall terminate as a result of the transactions contemplated hereby. To the Knowledge of the Company, since December 31, 2011, the Company and each of its Subsidiaries has timely made all material claims under such insurance policies. No letters of credit have been posted or cash restricted for the benefit of any such insurance policies.

4.12 Litigation. Except as disclosed in Schedule 4.12 of the Disclosure Schedule, there is no Litigation pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or their respective properties or assets. Neither the Company nor any Company Subsidiary, nor any of their assets, is subject to any order, Judgment, injunction or decree of any Governmental Agency.

4.13 Labor Matters.

(a) The Company and each of its Subsidiaries is in compliance with all Laws relating to the employment of labor in all material respects, including all such Laws relating to wages, hours, the WARN Act, immigration, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar Tax. Without limiting the foregoing, to the Knowledge of the Company, the Company and each Company Subsidiary is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee. There has been no “mass lay-off” or “plant closing” (as defined by the WARN Act) with respect to the Company first announced within the 6 months prior to the Closing.

(b) Except as set forth on Schedule 4.13(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has received written notice of any pending (i) proceedings under the National Labor Relations Act or before the National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the U.S. Department of Justice, the U.S. Occupational Health and Safety Administration or any other Governmental Agency with respect to or relating to the terms and conditions of employment of the employees of the Company or its Subsidiaries, (ii) unfair labor practice charge, grievances, arbitrations or other labor dispute, or (iii) organizational drives or unit clarification requests, in each case against or affecting the Company or its Subsidiaries.

(c) Except as set forth on Schedule 4.13(c) of the Disclosure Schedule, (i) no unfair labor practice complaint or charge against the Company or any Company Subsidiary has been brought before, or, to the Knowledge of the Company, threatened by, the National Labor Relations Board or any other Governmental Agency in any jurisdiction; (ii) there has not occurred or, to the Knowledge of the Company, been threatened any labor strike, dispute, picketing, slowdown, work stoppage, boycott or other similar labor activity against or involving the Company or any Company Subsidiary; (iii) neither the Company nor any Company Subsidiary is, or has been, party to any collective bargaining or similar agreement and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent any employee of the Company or any Company Subsidiary; and (iv) the Company is not, nor has been, a party to, or affected by or threatened with, any union organizing or election activity or any dispute or controversy with a union involving its employees.

4.14 Employee Benefit Plans.

(a) Schedule 4.14(a) of the Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option or other stock-related rights, severance, employment, change-in-control, fringe benefit, savings or thrift benefits, vacation benefits, worker’s compensation, supplemental unemployment benefits, collective bargaining, bonus, incentive, deferred compensation, profit sharing, and all other employee benefit plans, agreements, programs, practices, policies or other arrangements, whether or not subject to ERISA and whether written or unwritten (collectively referred to as “Plans”), under which any employee, former employee, or consultant of the Company and its Subsidiaries has any present or future right to benefits or which is entered into, sponsored, maintained, contributed to or required to be contributed to, as the case may be, by the Company or its Subsidiaries or under which the Company or its Subsidiaries has any present or future liability. To the extent the Company or its Subsidiaries sponsors, maintains, contributes to, is required to contribute to, or has any liability with respect to any such Plans, the same, excluding the PEO Plans, shall be collectively referred to as the “Company Plans.” However, the term “Company Plan” does not include any arrangement that has been terminated and completely wound up and with respect to which neither the Company nor its Subsidiaries has any present or future liability or obligation. The Company’s only obligation with respect to each PEO Plan is to make the contributions with respect to the PEO Plans described in each PEO Agreement and otherwise comply with the terms of each PEO Agreement. The Company is in compliance in all material respects with its obligations under the PEO Plans, and neither the Company nor the Company Subsidiaries, nor to the Company’s actual knowledge any PEO, is in material breach or default under the PEO Agreements.

(b) With respect to the Company Plans, the Company has made available to Purchaser copies of the following, to the extent applicable: (i) all plan documents (including any amendments thereto) and any related trust agreement, (ii) the most recent IRS determination letter, (iii) the most recent summary plan description, (iv) the most recent determination or opinion letter from the IRS, and (v) the most recent IRS Form 5500-SF.

(c) Except as set forth on Schedule 4.14(c), the Company Plans have been operated and administered in all material respects in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code, and the Company has in all material respects timely made or accrued (or shall timely make or accrue) all required contributions thereto. With respect to the Company Plans, and to the Company’s Knowledge the PEO Plans, no actions, suits, investigations, audits or claims (except routine claims for benefits payable under the Company Plans) are pending, in progress or, to the Knowledge of the Company, threatened.

(d) The Company Plans intended to be qualified under Section 401(a) of the Code have either (i) received a favorable determination from the IRS as to their qualification under the Code or (ii) are entitled to rely on an advisory or opinion letter from the IRS that such plans are qualified under Section 401(a) of the Code, and nothing has occurred, or failed to occur, that would reasonably be expected to cause the loss of such qualification.

(e) None of the Company, any of its Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to or has any obligation to contribute to, or has sponsored, maintained or contributed to or had any obligation to contribute to, any retirement plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code (including a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA). Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits, with the exception of rights to such benefits under the requirements of federal COBRA and state law equivalents.

(f) Except as set forth on Schedule 4.14(f) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event) will (i) accelerate the time of payment or vesting, trigger any payment or funding, or increase the amount payable under the Company Plans or (ii) result in payments by the Company or its Subsidiaries that would not be deductible under Code Section 280G. The Company Plans that are a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A) are in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder. Except as set forth on Schedule 4.14(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former service provider to the Company or any Company Subsidiary for any tax, interest or any other obligation incurred by such service provider pursuant to Code Section 409A. Other than as required under COBRA or other applicable Law, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

4.15 Real Property.

(a) Neither the Company nor any Company Subsidiary owns any real property. Schedule 4.15(a) of the Disclosure Schedule is a complete and accurate list of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which the Company or any Company Subsidiary uses or occupies any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Real Property”. The Company has delivered to Purchaser copies of the Real Property Leases which are true, complete and correct. Each Real Property Lease is in full force and effect as to the Company and the Company Subsidiaries, as applicable, and neither the Company, any Company Subsidiary, or to the Company’s Knowledge any other party thereto, is in breach thereof or default thereunder. The Real Property is all of the real property that the Company and the Company Subsidiaries owns or occupies.

(b) Except as set forth on Schedule 4.15(b) of the Disclosure Schedule, the Company or a Company Subsidiary owns good and valid leasehold interests in the Real Property.

(c) Except as set forth in Schedule 4.15(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has received notice of and there is no pending or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceeding affecting the Real Property or any part thereof, nor any sale or other disposition of the Real Property or any part thereof in lieu of condemnation. Public utilities currently serve all utility requirements necessary for the current use of all Real Property.

4.16 Tax Matters.

(a) Except as set forth in Schedule 4.16(a) of the Disclosure Schedule, all Tax Returns required to be filed by or with respect to the Company and/or its current or past Subsidiaries on or before the date hereof have been properly prepared and timely filed and all material Taxes have been timely paid, whether or not shown on such Tax Returns. All such Tax Returns were correct and complete in all material respects. The Company has withheld and paid over all Taxes required to be so withheld and paid over and has complied with all Laws relating to the payment and withholding of Taxes.

(b) The unpaid Taxes of the Company and each Company Subsidiary (i) did not as of December 31, 2013 exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Financial Statements for the period ended December 31, 2013 (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.

(c) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any assessment or Tax deficiency.

(d) With respect to all federal, state and local Tax Returns of the Company and each Company Subsidiary, (i) no audit investigation, claim or proceeding is in progress; and (ii) there is no unassessed deficiency proposed or threatened or as to which the Company has Knowledge based upon personal contact with any agent of a taxing authority against the Company.

(e) Except as set forth in Schedule 4.16(e) of the Disclosure Schedule, neither the Company nor any Company Subsidiary will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date, (iv) deferred gains arising prior to the Closing Date, (v) an election under Section 108(i) of the Code or under any provision of Law of any jurisdiction with similar consequences as any of the foregoing clauses (i) through (v).

(f) There are no Liens for Taxes upon the assets or properties of the Company or any Company Subsidiary, except for statutory Liens for current Taxes not yet due and payable.

(g) The Company has properly been classified as an S corporation for federal and state income tax purposes for all periods since January 1, 2007. For all periods between the date of the Company’s formation and January 1, 2007, the Company was properly classified as an S corporation for federal and state income tax periods. The Company will continue to be an S corporation through the termination of its S corporation status as a result of the Contemplated Transactions. The Company has not received any notice or otherwise become aware of any action by the IRS (or any state or local taxing authority) to disallow the Company’s tax election to be an S corporation (the “S Election”) (or any comparable state or local election) for any Tax year. Since the effective date of the S Election of the Company, (i) the Company has had a single class of common stock each share of which has identical economic rights and (ii) the Company has not ever had accumulated earnings and profits at the close of any Tax year and gross receipts for such taxable year more than twenty five percent (25%) of which was derived from royalties, rents, dividends, interest and/or annuities. The Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. The Company shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets caused by an election under Section 338(h)(10) of the Code, if made by Purchaser pursuant to Section 7.10.

(h) Neither the Company nor any Company Subsidiary (i) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for Taxes of any Person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by Contract, or otherwise.

(i) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement.

(j) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(k) Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

4.17 Contracts and Commitments. Except as set forth in Schedule 4.17, neither the Company nor any Company Subsidiary is a party to:

(a) any partnership, joint venture or similar arrangements;

(b) any Contract requiring the payment of severance with any current or former manager, director, officer, equity holder, employee or consultant;

(c) any employment or independent contractor agreements;

(d) any Contract with another Person or entity limiting or restricting the ability of the Company or any Company Subsidiary to enter into or engage in any market or line of business;

(e) any brokerage Contract;

(f) any Contract for the sale of any of the material assets of the Company or any Company Subsidiary or for the grant to any Person or entity of any preferential rights to purchase any of their material assets;

(g) any Contract relating to the acquisition by the Company or any Company Subsidiary of any operating business or the material assets or capital stock of any other Person;

(h) any Contract relating to the incurrence, assumption, surety or guarantee of any Indebtedness;

(i) any Contract relating to financing or lease arrangements offered to customers of the Company or its Subsidiaries;

(j) any Contract under which there is or may be imposed a security interest or other Lien on any of its assets, whether tangible or intangible;

(k) any Contract under which the Company or any Company Subsidiary leases personal property from or to third parties under capitalized leases or under operating leases having aggregate payments in excess of $30,000 per year;

(l) any Contract under which the Company or any Company Subsidiary is indemnified for or against any liability outside of the ordinary course of business, or under which the Company or any Company Subsidiary is or could be obligated to indemnify any Person other than pursuant to the Standard Customer Agreements or in the ordinary course of business;

(m) any Contract whereby the Company or any Company Subsidiary guarantees or otherwise warrants the power generation or output performance (a “Performance Guarantee”) of an installation (the “Output Performance Contracts”);

(n) any Contract containing a liquidated damages provision in connection with a breach by the Company or any Company Subsidiary (the “LD Agreements”);

(o) any installation Contract other than Standard Customer Agreements with a value of less than $75,000;

(p) any Contract to be substantially performed outside of the state of Hawaii;

(q) any Contract under which the Company or any Company Subsidiary has made advances or loans to any Person;

(r) any Contract that contains a right of first refusal, first offer or first negotiation;

(s) any Contract pursuant to which the Company or any Company Subsidiary has granted any exclusive marketing or sales representative relationship to any third party;

(t) any Contract involving any obligation or commitment to make a charitable donation in excess of $1,000 to any Person, which donation is payable on or after the Closing;

(u) any non-disclosure agreements or Contracts concerning non-solicitation obligations of the Company or the Company Subsidiaries except for Standard Customer Agreements;

(v) any Contract for the purchase or sale of products or other personal property or for the furnishing or receipt of services (A) that calls for performance over a period of more than one year (other than performance of warranty obligations) or (B) in which the Company or a Company Subsidiary has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from any Person;

(w) any other Contract (or group of related Contracts) (x) the performance of which requires aggregate payments or other consideration to be made to or from a Company or any Company Subsidiary in excess of $30,000 per year or (y) which is not terminable within one year of Closing without any termination fee in excess of $30,000; or

(x) any Contract otherwise material or not made in the ordinary course of business consistent with past practice;

Each of the Contracts required to be set forth on Schedule 4.17 of the Disclosure Schedule (the “Material Contracts”) is in full force and effect and is the legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, enforceable against it in accordance with its terms. Neither the Company nor any Company Subsidiary nor any other party to any such Contract is in material breach thereof or default thereunder or would be in breach or default but for the passage of time of giving of notice, and neither the Company nor any Company Subsidiary has received written claim of material breach or default or written notice of termination thereunder. Except as set forth on Schedule 4.5, consummation of the Contemplated Transactions will not cause or give rise to a default, trigger any additional obligations or terminate any of the Material Contracts.

4.18 No Material Adverse Effect. Since December 31, 2013, there has not occurred a Material Adverse Effect with respect to the Company, taken as a whole, or any event or condition that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Company, taken as a whole.

4.19 Transactions with Affiliates. Schedule 4.19 of the Disclosure Schedule sets forth a list of all existing business relationships between the Company or any Company Subsidiary and any of the Affiliates, managers, officers, directors, or members thereof or any of such manager’s, officer’s, director’s, or member’s Affiliates. Except as set forth on Schedule 4.19 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is indebted or otherwise obligated to any such Person. Schedule 4.19 of the Disclosure Schedule sets forth a list of all existing Affiliates of the Company engaged in any manner in the solar industry.

4.20 Output Performance Contracts. Neither the Company nor any Company Subsidiary is in material breach of nor are there any circumstances which would reasonably be likely to result in the Company or any Company Subsidiary materially breaching, any Performance Guarantee in an Output Performance Contract. The Company and each Company Subsidiary has used reasonable, good faith estimation procedures to determine the power generation guaranteed under each Output Performance Contract in accordance with best industry practice.

4.21 Intellectual Property.

(a) Section 4.21(a) of the Disclosure Schedules contains a true and complete list, as of the date hereof, of all: (i) Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Agency or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Owned IP, including Copyrights, Trademarks, Trade Secrets and all Software developed and owned by the Company or any Company Subsidiary.

(b) Except as set forth on Schedule 4.21(b), the Company or a Company Subsidiary is the sole and exclusive owner of all right, title and interest in and to the Owned IP, or has the valid right to use all other Intellectual Property necessary for the conduct of the Business as currently conducted (collectively, “Company IP”), free and clear of all Liens.

(c) To the Knowledge of the Company, the Company’s rights in the Owned IP are valid, subsisting and enforceable. The Company has taken commercially reasonable steps to maintain the Owned IP, the Owned IP is in full force and effect and the Owned IP has not been used or enforced, or failed to be used or enforced, in a manner that would result in any abandonment, cancellation or unenforceability of the Owned IP.

(d) To the Knowledge of the Company, the Owned IP and the conduct of the Business has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person or the rights of any Person (including any right to privacy or publicity). The Company has not received any written notice of any pending third party claim with respect to any Owned IP, and there is no suit, action, opposition, cancellation, interference, re-examination or other proceeding, at law or in equity, pending against or, to the Knowledge of the Company, threatened against the Company, nor is there any order of any Governmental Agency or arbitrator outstanding against Company, which is related to the Owned IP. No third party is infringing upon, violating or misappropriating any Owned IP.

(e) There is no Litigation pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any Company Subsidiary; or (ii) challenging the validity, enforceability or ownership of any Owned IP or the Company’s rights to use any other Company IP.

(f) Each employee and consultant of Company and each Company Subsidiary who in the normal course of his or her duties was involved in the creation of Owned IP has entered into a proprietary information and invention assignment agreement except where the lack of such agreement would not have a material adverse effect on the Business as currently conducted.

(g) The Sellers shall not, after the Closing Date, adopt or use any Owned IP, or challenge the rights of Purchaser therein.

(h) Neither the Company nor any Company Subsidiary party to any Contract for the licensing of Software by the Company is in material breach thereof or default thereunder or would be in breach or default but for the passage of time of giving of notice, and neither the Company nor any Company Subsidiary has received written claim of material breach or default or written notice of termination thereunder.

(i) The Company has taken all reasonable steps to preserve the confidentiality of all Trade Secrets contained in the Owned IP. No Trade Secrets necessary to the operation of the Business have been or will be disclosed to any third party without obligations of confidentiality, and there is no agreement or other arrangement under which any third party can require any such disclosure.

4.22 Accounts Receivable. All accounts receivable (net of allowances) of the Company and its Subsidiaries (a) arose out of bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business, (b) to the Knowledge of the Company, are not subject to any counterclaims or setoffs, and (c) to the extent not previously collected, to the Knowledge of the Company, are fully collectible, net of the allowance for doubtful accounts, in the ordinary course of business in accordance with their terms and assuming that the methods of collection practices and procedures used in collection of the accounts and note receivable are consistent with those historically used by the Company. Since December 31, 2012, the reserves and allowances recorded by the Company and its Subsidiaries against accounts receivable and notes receivable were and are materially adequate and have been calculated in a manner consistent with past practices.

4.23 Sale of Products; Performance of Services.

(a) Each solar system that has been designed, developed, manufactured, assembled, sold or installed by the Company or any Company Subsidiary since January 1, 2008 to any Person for which the Company has any continuing warranty obligations: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Laws; and (ii) was free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than (A) any defect that would not materially adversely affect such system (or the operation or performance thereof) or (B) defects that were subsequently repaired by the Company or any Company Subsidiary such that the existence of any such prior defect or deficiency would not materially adversely affect such system (or the operation or performance thereof).

(b) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company or any Company Subsidiary with respect to the Business were performed properly and in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all applicable Laws, and the financial results of the performance of such services have been reflected in the Financial Statements.

(c) To the Knowledge of the Company, no customer or other Person has asserted or overtly threatened to assert any claim against the Company or any Company Subsidiary in excess of $10,000 (i) under or based upon any warranty provided by or on behalf of the Company or any Company Subsidiary, or (ii) under or based upon any other warranty relating to any solar system designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company or any Company Subsidiary or any services performed by the Company or any Company Subsidiary.

(d) With respect to each LD Agreement, neither the Company nor any Company Subsidiary is in breach thereof or default thereunder or would be in breach or default but for the giving of notice, and the Company or the applicable Company Subsidiary has performed each LD Agreement in accordance with its terms in all material respects, including, without limitation, maintaining the installation schedule required under each such LD Agreement.

(e) Schedule 4.23(e) of the Disclosure Schedule sets forth a true and correct list of each uncompleted installation Contract together with a description of the permitting and interconnection status of the related project.

4.24 Data and Privacy.

(a) The Company has provided Purchaser with true, complete and correct copies of each website terms of use, privacy policy and data security policy of the Company or any Company Subsidiary (collectively, “Company Privacy Policy”) in effect.

(b) To the Knowledge of the Company, neither the Company nor any Company Subsidiary has breached in any material respect any Company Privacy Policy. The Company and each Company Subsidiary is in material compliance with all Laws relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of the Business.

4.25 Environmental Compliance.

(a) Except as set forth on Schedule 4.25(a) of the Disclosure Schedule, (i) the operation of the Company and each Company Subsidiary has been and are in compliance in all material respects with all applicable Environmental Laws; (ii) the Company and each Company Subsidiary have and have had all Environmental Permits, authorizations and Approvals required under any applicable Environmental Laws in connection with the operation of the Business and are in compliance in all material respects in with the requirements of each Environmental Permit; (iii) there are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or any Company Subsidiary; (iv) neither the Company nor any Company Subsidiary has generated, treated, stored, transported, discharged, disposed of or released or cleaned up any Hazardous Substance on any property now or previously owned, leased or used by the Company or any Affiliate of the Company, or disposed of Hazardous Substances at any other location in a manner which is reasonably likely to result in material liability pursuant to Environmental Laws for the Company or any Company Subsidiary; (v) neither the Company nor any Company Subsidiary stores any Hazardous Substance above ground or in an underground storage tank in any property now owned, leased or used by the Company or any Company Subsidiary in a manner which materially violates Environmental Laws, and (vi) the Company has delivered or made available to Purchaser true, complete and correct copies of all material environmental reports, analyses, tests or monitoring in its possession pertaining to any Real Property.

(b) Since December 31, 2008 and except as set forth on Schedule 4.25(b) of the Disclosure Schedule, to the Knowledge of the Company, (i) there have been no discharges by the Company or any of its Affiliates of dredged or fill material into any waters of the United States except as may be permitted by Environmental Laws, or any other activity, on or within any Real Property or property operated by the Company or its Subsidiaries in violation of the Clean Water Act, 33 U.S.C.

1344, and its implementing regulations (collectively, the “Clean Water Act”), and (ii) the Company and each Company Subsidiary have obtained all material permits required under the Clean Water Act in connection with the operation by the Company or any Company Subsidiary of the Business. In addition, the Company and each Company Subsidiary has performed all mitigation required by any Governmental Agency pursuant to Environmental Laws and as set forth in the Environmental Permits and, if required pursuant to Environmental Laws, the performance of such mitigation has been approved by the applicable Governmental Agency.

(c) Notwithstanding Sections 4.10 and 4.29 and any other provisions of this Agreement, all representations and warranties of Sellers and the Company regarding Environmental Claims, Environmental Permits, litigation, or any other matters relating to or arising under Environmental Laws are covered solely and exclusively by and under this Section 4.25.

4.26 Condition and Sufficiency of Assets. Except as set forth on Schedule 4.26 of the Disclosure Schedule, the Company and each Company Subsidiary owns, or has a valid Lease or license with respect to, the material tangible personal property which is necessary for the operation of the Business substantially in the same manner as currently conducted, free and clear of all Liens other than Permitted Exceptions.

4.27 Bank Accounts. Purchaser has been provided a listing of all the Company’s and each Company Subsidiary’s bank accounts and lock boxes, including the names and locations of all such banking institutions and depositories, the account numbers, and the names of all persons authorized to draw thereon or to have access thereto.

4.28 Capital Leases. Except as set forth on Schedule 4.28 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to nor is obligated to make payments under any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of the Company or such Company Subsidiary (“Capital Lease”).

4.29 License and Permits. The License and Permits set forth on Schedule 4.29 of the Disclosure Schedule constitute all material local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations, franchises and Approvals that are held by the Company in connection with operation of the Business. There is no material default on the part of the Company under any of the Licenses and Permits and to the Knowledge of the Company, there exists no grounds for revocation, suspension or limitation of any of the Licenses or Permits. No written notices have been received by the Company with respect to any threatened, or possible revocation, termination, suspension or limitation of the Licenses and Permits.

4.30 Inventories. Inventories carried by the Company are in all material respects normal items of Inventory carried by the Company, and except as set forth on Schedule 4.30, no Inventory is Obsolete Inventory. Since December 31, 2013, no Inventory has been sold or disposed of except through sales in the ordinary course of business and there has been no material write-up or write-down in the value of Inventory.

4.31 Absence of Certain Changes or Events. Except as set forth on Schedule 4.31, since December 31, 2013, the Business has been conducted only in the ordinary course of business, and there has been no:

(a) material loss, damage or destruction of or to the Company’s or any Company Subsidiary’s material assets, individually or in the aggregate, whether or not covered by insurance;

(b) change in the Tax or accounting methods or practices employed by the Company or any Company Subsidiary;

(c) payment by the Company or any Company Subsidiary (other than to the Company) of any dividend or distribution;

(d) strike, work stoppage or other labor dispute adversely affecting the business of the Company or any Company Subsidiary or implementation by the Company or a Company Subsidiary of any early retirement, severance or other program or effort concerning the termination of their employees;

(e) sale, Lease, transfer or other disposal of the Company’s or any Company Subsidiary’s material property or assets or creation of any Lien (other than a Permitted Exception) in any material property or asset;

(f) loans, advances or capital contributions by the Company or any Company Subsidiary, except advances for travel and other normal business expenses, to officers and employees in the ordinary course of business consistent with past practices;

(g) acquisition by the Company or a Company Subsidiary of any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions or make any equity investment in any Person; or

(h) binding commitment with respect to any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder, Purchaser represents and warrants to Sellers as follows:

5.1 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to own, operate and lease its properties and to carry on its business as presently owned or conducted.

5.2 Power and Authority. Purchaser has the requisite corporate authority and power to execute and deliver this Agreement and the Related Documents and to perform the Contemplated Transactions. All corporate action on the part of Purchaser necessary to approve or to authorize the execution and delivery of this Agreement and the Related Documents and the performance by Purchaser of the transactions contemplated hereby and thereby has been duly taken.

5.3 No Conflicts. Neither the execution or delivery by Purchaser of this Agreement and the Related Documents nor the performance by Purchaser of the transactions contemplated hereby and thereby, shall:

(a) conflict with or result in a breach of any provision of the Organizational Documents of Purchaser;

(b) violate any existing applicable Law by which Purchaser or any of its respective properties are bound, which violation would reasonably be expected to have a material and adverse on the ability of Purchaser to consummate the Contemplated Transactions or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein;

(c) Except as set forth on Schedule 5.3, require any consent, approval, authorization or other order or action of, or notice to, or declaration, filing or registration with, any Person other than any such consent, approval, authorization, order, action, notice, declaration, filing or registration the absence of which would not reasonably be expected to have a material and adverse effect on the ability of Purchaser to consummate the Contemplated Transactions or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein; or

(d) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any material Contract to which Purchaser is a party or by which it may be bound or to which a material portion of its properties may be subject, other than such of the foregoing matters which would not reasonably be expected to have a material and adverse effect on the ability of such party to consummate the Contemplated Transactions or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein.

5.4 Binding Obligation. This Agreement has been duly executed and delivered by Purchaser and, assuming that this Agreement constitutes a legal, valid and binding obligation of Sellers and the Company and its Subsidiaries, constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights in general, or by general principles of equity.

5.5 Brokers. No broker, finder or similar intermediary has acted for or on behalf of Purchaser or its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any Contract, arrangement or understanding with Purchaser or its Affiliates or any action taken by Purchaser or its Affiliates.

5.6 Issuance of Securities. The Securities are duly authorized and, when issued in accordance with Article II of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens except restrictions on transfer under the Securities Act. No further approval or authorization of any shareholder, the Board of Directors or others is required for the issuance and sale of the Securities. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Purchaser’s capital stock to which the Purchaser is a party or, to the knowledge of the Purchaser, between or among any of the Purchaser’s shareholders except as previously disclosed in the SEC Reports.

5.7 Capitalization. As of March 21, 2014, the number of shares and type of all authorized, issued and outstanding capital stock of Purchaser, and all shares of capital stock authorized for issuance under Purchaser’s various option and incentive plans, are specified in Section 5.7 of the Disclosure Schedule. Except as specified in Section 5.7 of the Disclosure Schedule or as previously disclosed in the SEC Reports, no securities of Purchaser are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the this Agreement. Except as previously disclosed in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Purchaser capital stock, or contracts, commitments, understandings or arrangements by which Purchaser or any Subsidiary is or may become bound to issue additional shares of capital stock, or securities or rights convertible or exchangeable into capital stock. The issue and sale of RGS Common Stock will not, immediately or with the passage of time, obligate Purchaser to issue shares of capital stock to any Person and will not result in a right of any holder of Purchaser securities to adjust the exercise, conversion, exchange or reset price under such securities. With respect to securities issued under Purchaser’s various option and incentive plans, the representations and warranties set forth in this Section are accurate as of September 30, 2013.

5.8 SEC Reports; Financial Statements. Except as specified in Section 5.8 of the Disclosure Schedule, Purchaser has filed all reports required to be filed by it under the Securities Act and the Exchange Act, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement (if any), the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Purchaser and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

5.9 Absence of Certain Changes or Events. Since September 30, 2013 and through the date hereof, except as disclosed in the Disclosure Materials: (a) Purchaser and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; and (b) there has not been any change, event, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Purchaser or its Subsidiaries.

5.10 Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser, any of its Subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which would reasonably be expected to result in a Material Adverse Effect on the Purchaser.

ARTICLE VI

CLOSING

6.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 6.2 and Section 6.3 hereof, the Closing shall, unless the parties otherwise agree, shall take place at 10:00 a.m. Mountain Standard Time on the third (3rd) Business Day following the day on which the last to be fulfilled or waived of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) (such date, as the same may be extended or adjourned as expressly provided in this Agreement or as mutually agreed between the parties to this Agreement, the “Closing Date”). The Closing shall be consummated by the exchange of signatures by facsimile or other electronic transmission, or, if such exchange is not practicable, at a Closing to be held at the office of Purchaser’s counsel, or such other location as the parties may agree.

6.2 Conditions to Purchaser’s Obligations. The obligations of Purchaser to be performed at the Closing shall be subject to the satisfaction or Purchaser’s waiver, at or prior to the Closing, of the following conditions:

(a) The representations and warranties of the Company and Sellers contained herein shall be true and correct in all material respects on and as of the date hereof and the Closing Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time); provided, however, that any representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects (but subject to the materiality or Material Adverse Effect qualifiers contained in such representations and warranties). Sellers and the Company shall have performed and complied in all material respects with the covenants and agreements required hereby to be performed or complied with by them on or prior to the Closing Date. Sellers and the Company shall have delivered to Purchaser a certificate, dated the date of the Closing and signed by Sellers and an officer of the Company, to the foregoing effect and as to such other matters as may be reasonably requested by the Purchaser including the articles of organization and operating agreement of the Company (including members’ respective ownership interest percentages).

(b) No Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, shall have occurred.

(c) No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the Contemplated Transactions and no Litigation shall be pending that, in the opinion of counsel to Sellers (to be provided to Purchaser in writing if Purchaser so requests), would reasonably be expected to result in such a Judgment.

(d) Each of Alexander Tiller and Sean Mullen shall have accepted offer letters of employment with Purchaser (the “Offer Letters”), the forms of which are attached hereto as Exhibit A.

(e) All material Governmental Agency and third party Approvals, consents, permits, acknowledgments, renewals or waivers necessary for consummation of the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 6.2(e) (the “Required Consents”), shall have been obtained in form and substance satisfactory to Purchaser.

(f) Purchaser shall have obtained the consent of its Senior Lender to consummate the transaction contemplated by this Agreement, and shall have delivered to Senior Lender all documentation required by Senior Lender.

(g) On the Closing Date, Sellers shall cause to be delivered to Purchaser duly signed resignations, effective immediately upon Closing, of each of the officer, director and manager of the Company and each Company Subsidiary, which shall constitute all officers, directors and managers of the Company and each Company Subsidiary immediately prior to the Closing.

(h) Sellers shall have provided evidence satisfactory to Purchaser that all amounts owed by the Company to the Sellers or by the Sellers to the Company have been paid in full prior to the Closing Date.

(i) All Liens (other than Permitted Encumbrances) on the assets of the Company and the Company Subsidiaries shall have been released in a manner satisfactory to Purchaser.

(j) Sellers shall have delivered to Purchaser a certificate setting forth a true and complete summary of the completion status of each LD Agreement in form and substance reasonably acceptable to Purchaser (the “LD Certificate”).

(k) Sellers shall have either (i) waived the director and officer indemnity and insurance obligations set forth in the Company’s limited liability company agreement, or (ii) purchased a D&O tail policy covering such insurance obligations.

6.3 Conditions to Sellers’ and the Company’s Obligations. The obligations of Sellers and the Company to be performed at the Closing shall be subject to the satisfaction of Sellers’ or the Company’s waiver, as applicable, at or prior to the Closing, of the following conditions:

(a) The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time); provided, however, that any representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects (but subject to the materiality or Material Adverse Effect qualifiers contained in such representations and warranties). Purchaser shall have performed and complied in all material respects with all material covenants and agreements required hereby to be performed or complied with by them on or prior to the Closing Date. Purchaser shall have delivered to Sellers, a certificate, dated the date of the Closing and signed by an officer of Purchaser, to the foregoing effect.

(b) No Material Adverse Effect on the Purchaser and its Subsidiaries, taken as a whole, shall have occurred.

(c) No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the Contemplated Transactions.

(d) At the Closing, Purchaser shall have paid the Closing Consideration in accordance with Section 2.3 hereof.

ARTICLE VII

COVENANTS

7.1 Injunctions. If any court having jurisdiction over any of the parties hereto issues or otherwise promulgates any restraining order, injunction, decree or similar order which prohibits the consummation of any of the transactions contemplated hereby or by any Related Document, the parties hereto shall use their respective commercially reasonable efforts in good faith to have such restraining order, injunction, decree or similar order dissolved or otherwise eliminated as promptly as possible and to pursue the underlying Litigation diligently and in good faith. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.1 shall limit the respective rights of the parties to terminate this Agreement in accordance with the terms of Section 10.1 or shall limit or otherwise affect the respective conditions to the obligations of the parties set forth in Section 6.2 and Section 6.3 hereof.

7.2 Access to Information. Between the date hereof and the Closing Date, Sellers shall, and shall cause its Affiliates (to the extent reasonably required) to, upon reasonable request by Purchaser, provide Purchaser and their employees, counsel, accountants and other representatives and advisors (collectively, the “Representatives”) full access, during normal business hours on reasonable notice (and at such other times as any Purchaser reasonably requests), to any and all premises, properties, Contracts, commitments, books and records, executive employees and other information relating to the Company and its Subsidiaries and the Business to the extent Purchaser shall reasonably deem such access or information necessary or desirable. Furthermore, during such time period, Sellers shall provide reasonable office space and support services (but not personnel) for one Representative of an Affiliate of Purchaser. Notwithstanding the foregoing, any such access shall be conducted at Purchaser’s expense, at a reasonable time, under the supervision of appropriate personnel of Sellers and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby in accordance with the terms hereof and not to interfere with the normal operation of the business of the Company and its Subsidiaries.

7.3 No Extraordinary Actions by the Company or the Company Subsidiaries. In each case except as (x) disclosed on Schedule 7.3 of the Disclosure Schedule, (y) consented to or approved in writing by Purchaser (which consent or approval shall not be unreasonably withheld), or (z) contemplated by this Agreement or the Related Documents, from the date hereof until the Closing, the Company and each Company Subsidiary shall:

(a) conduct its business in the ordinary course and in accordance, in all material respects, with its past policies and procedures;

(b) not amend or otherwise change the Organizational Documents;

(c) not admit, or undertake to admit, any new members or issue any equity interests or phantom equity interests;

(d) not cause any of its material assets to be subject to any Lien other than Permitted Exceptions;

(e) not take any action with respect to, or make any material change in its accounting or Tax policies or procedures, except as may be required by changes in GAAP upon the advice of its independent accountants;

(f) not to make or revoke any material Tax election or settle or compromise any material Tax liability, enter into any closing agreement, amend any material Tax Return, change an annual accounting period, adopt or change any accounting method with respect to Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(g) comply with and not take any action or fail to take any action which would constitute a material breach or default under any of (i) its Organizational Documents, (ii) any material Lease, or (iii) any other Material Contract, and/or any material Judgment, order or other writing with the force of Law;

(h) not permit the disposal of, pledge, hypothecation, encumbrance, transfer or assignment any of the Membership Interests nor any material assets of any of the Company and its Subsidiaries;

(i) not take any action or omit to take any action for the purpose of directly or indirectly preventing, delaying or impeding the consummation of the Contemplated Transactions;

(j) maintain in full force and effect the insurance policies currently in effect with respect to the Business, and deliver to Purchaser, upon request, reasonable evidence of same in the form of certificates of such insurance;

(k) not enter into any Capital Lease, except in the ordinary course of business;

(l) not terminate, amend, modify or fail to perform its obligations under any material Lease or any other Material Contract, nor enter into any new or additional Material Contracts of any type, nature or description, except in the ordinary course of business and in accordance, in all material respects, with past practice;

(m) not undertake any additional material capital improvement projects nor make any material additions, improvements or renovations to existing facilities and/or equipment except that, prior to Closing, Company may make maintenance capital expenditures in the ordinary course of business or otherwise approved in writing by Purchaser;

(n) not transfer or otherwise dispose of or agree to dispose of, or acquire or agree to acquire, any material assets in each case, except in the ordinary course of the business consistent with past practice;

(o) not enter into any employment agreements or amend the Company Plans, except (i) as required to comply with changes in applicable Law and (ii) in the ordinary course of business consistent with past practice;

(p) not effect any increase in the compensation or benefits payable or to become payable to any officer, director or employee of the Business other than increases in non-officer and non-management employee compensation effected in the ordinary course of business;

(q) not, except pursuant to existing Company Plans, pay, loan or advance any amount to, or sell, transfer or lease, any property or asset (whether real, personal, tangible or intangible) to, or enter into any Contract, arrangement or transaction with any of the employees, directors or partners of the Company or Company Subsidiary;

(r) not fail to take such action as may be reasonably necessary to maintain, preserve, renew and keep in full force and effect all licenses, permits, registrations and franchises of the Company or Company Subsidiary in all material respects;

(s) not award any new transaction or similar bonus other than the Retention Agreements;

(t) not incur any Indebtedness or guarantee Indebtedness or issue any debt securities;

(u) not enter into any indemnification or similar Contract with any past or present officer or director of the Company;

(v) not make any binding commitment with respect to any of the foregoing.

7.4 Commercially Reasonable Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions hereof, Sellers and Purchaser each agree to use their respective commercially reasonable efforts in good faith to take or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Related Documents insofar as such matters are within their respective control.

(b) Purchaser agrees to use commercially reasonable efforts to cause the release of Sellers from all personal guarantees listed on Schedule 7.4(b) effective as of the Closing Date. In the event that any of the personal guarantees listed on Schedule 7.4(b) are not released, then Purchaser shall indemnify Sellers for any and all claims made against Sellers relating to such personal guarantees.

(c) Except as otherwise expressly provided for in this Agreement, the parties hereto shall provide such information and cooperate fully with each other in making such applications, filings and other submissions which may be required or reasonably necessary in order to obtain all Approvals, releases and waivers as may be required under this Agreement and the Related Documents as conditions to the parties’ Closing obligations. In addition Sellers (i) shall render such assistance as may be reasonably necessary in connection with the preparation of both “pro forma” and audited financial statements with respect to the Company in connection with the transactions contemplated by this Agreement, (ii) shall provide or make available to Purchaser such records or information reasonably necessary in connection with the preparation of such financial statements as are in Purchaser’s possession or under its control, and (iii) shall cooperate with respect to preparation and delivery of documents, requests, certifications and certificates requested by Senior Lender in connection with the consent required pursuant to Section 6.2(f).

(d) Except as otherwise expressly provided for in this Agreement, the parties hereto shall promptly take all actions necessary to make each filing, including any supplemental filing, which either of them may be required to make with any Governmental Agency as a condition to or consequence of the consummation of the transactions contemplated by this Agreement or any Related Document.

(e) On or prior to the Closing the parties hereto shall execute and deliver to each other the Related Documents.

7.5 Confidentiality; Publicity. Sellers shall, and shall cause their Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning Sellers and the Business, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates or their respective representatives; or (b) is lawfully acquired by Sellers, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Sellers are advised by their counsel in writing is legally required to be disclosed, provided that Sellers shall use commercially reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information at the cost and expense of Purchaser.

7.6 No Solicitation. Until the earlier of (a) April 30, 2014 and (b) the date on which this Agreement is terminated pursuant to Article X, Sellers will not, and will cause the Company and each Company Subsidiary not to, and will not cause any Person to, directly or indirectly, (i) solicit, initiate, or knowingly take any action to facilitate or encourage (including by furnishing information) the submission of any Acquisition Proposal, (ii) enter into or participate in any communications or negotiations regarding, or deliver or make available to any Person any non-public information or grant access to its properties, books and records or personnel in response to, or in connection with, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any agreement in principle, arrangement, understanding or Contract with respect to an Acquisition Proposal. Sellers, the Company and each Company Subsidiary will immediately cease any and all existing activities, discussions and negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. Sellers shall notify Purchaser promptly upon receipt of any Acquisition Proposal or indication or inquiry by any Person that could reasonably lead to an Acquisition Proposal.

7.7 Non-Competition Restrictions.

(a) Sellers agree that during the period beginning on the Closing Date and ending two (2) years after the Closing Date, Sellers shall not, directly or indirectly, for themselves, their Affiliates or for any other Person anywhere in the states of AZ, CA, CO, CT, DE, HI, MA, MD, ME, MO, NH, NJ, NY, PA, RI, VT: (i) solicit, service, or aid in the solicitation or servicing of any Person which is or was a customer, prospective customer, client or prospective client of the Company (“Customers/Clients”) for the purpose of (a) selling or providing engineering, procurement, and construction services for photovoltaic systems (“EPC Services”) in competition with Purchaser, (b) inducing, influencing or encouraging Customers/Clients to cancel, transfer, cease or reduce doing business in whole or in part with Purchaser or (c) inducing, influencing or encouraging Customers/Clients to do business with any Person or business entity in competition with Purchaser with respect to EPC Services; (ii) solicit, aid in solicitation of, induce, contact for the purpose of, encourage, influence or in any way cause any Person employed by or engaged as an independent contractor or consultant of Purchaser to (a) leave the employ of or terminate their engagement with Purchaser, (b) reduce the scope of such employee’s employment or independent contractor’s or consultant’s engagement with Purchaser or (c) interfere with such employee’s, independent contractor’s or consultant’s relationship with Purchaser.

(b) Sellers agree that during the period beginning on the Closing Date and ending two (2) years after the Closing Date, no Seller shall, directly or indirectly, either for itself, its Affiliates or for any other Person in the states of AZ, CA, CO, CT, DE, HI, MA, MD, ME, MO, NH, NJ, NY, PA, RI, VT: (i) engage in the provision of EPC Services to third parties in the states of California, Colorado, Connecticut, Massachusetts, Missouri, New Hampshire, New York or Vermont (collectively, the “Restricted Business”), (ii) invest in or otherwise receive or hold any beneficial ownership interest or any equity or debt securities, or make any loan to any business engaged in a Restricted Business or (iii) engage in any business in competition with the Restricted Business. For purposes of this Section 7.7(b), the term “engage” includes, without limitation, to own, manage, consult, operate, control, participate in the ownership, management, operation or control, or receive compensation or benefits, or assist any Person to conduct any of the foregoing activities, whether directly or indirectly, whether with or without compensation or any other benefits, and whether as an employee, partner, consultant, independent contractor or otherwise. Notwithstanding anything herein to the contrary, an investment by a Seller in the securities of Purchaser or any of its Affiliates is not a violation of this Section 7.7(b). Notwithstanding anything herein to the contrary, (i) an investment by a Seller in the securities of a Person engaged in a Restricted Business or in a business in competition with a Restricted Business which are traded on any national securities exchange or through any inter-dealer quotation system is not in violation of this Section 7.7(b), provided that Sellers own, in the aggregate, less than 1% of all the issued and outstanding equity of such Person or less than 1% of the total indebtedness of such Person, (ii) Sellers shall be entitled to directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation, control of (whether as principal, agent, employee, employer, investor, member, partner, financier or in any other individual or representative capacity of any kind whatsoever), any Person that solely operates a solar leasing/PPA business (which, for the avoidance of doubt, shall not include any Person that operates a solar leasing/PPA business that also provides EPC Services), and (iii) Purchaser acknowledges and agrees that the activities and investments listed on Schedule 7.7 do not conflict with or violation this Section 7.7(b).

7.8 Offer Letters. Sellers acknowledge that the Offer Letters represent a material inducement to enter into this Agreement by Purchaser and each Seller hereby agrees to cause the fulfillment of all obligations under the Offer Letters to which each Seller is a party in accordance with their respective terms.

7.9 Updating of the Disclosure Schedule. Prior to Closing, the Company and Sellers shall be obligated to update the Disclosure Schedule promptly to correct any material inaccuracy in any such Disclosure Schedule. Notwithstanding the foregoing, any such modification or update of the Disclosure Schedule shall be disregarded and have no effect (a) for the purpose of determining whether any condition to the Closing set forth in Article VII of this Agreement has been satisfied or whether any representation has been breached as of the date hereof or the Closing Date or (b) for the purpose of determining whether any Purchaser Indemnitee is entitled to indemnification under Article IX.

7.10 Tax Covenants.

(a) Without the prior written consent of Purchaser, neither the Company nor any Seller shall, to the extent it may affect, or relate to, the Company or any Company Subsidiary, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Company in respect of any Post-Closing Tax Period. Sellers agree that Purchaser is to have no liability for any Tax resulting from any action of Sellers, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Purchaser (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Sellers and Purchaser when due. Purchaser and Sellers shall, at their own expenses, timely file any Tax Return or other document with respect to such Taxes or fees.

(c) Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company and its Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Purchaser to Sellers (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If Sellers object to any item on any such Tax Return, they shall, within ten days after delivery of such Tax Return, notify Purchaser in writing that they so object, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Purchaser and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Purchaser and Sellers are unable to reach such agreement within ten days after receipt by Purchaser of such notice, Purchaser and Sellers shall submit the dispute to the CPA Firm for binding resolution pursuant to the procedures set forth in Section 2.5(d). The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Purchaser.

(d) Allocation of Purchase Price. Following the Closing, Purchaser and Seller agree to discuss each of their proposed allocations of the Purchase Price and shall endeavor to agree on an allocation acceptable to the parties hereto in their sole discretion; provided, however, if no such agreement can be reached, the parties may allocate the Purchase Price for tax purposes as each party sees fit in its sole discretion.

(e) Amended Tax Returns. Purchaser shall not, without the prior consent of the Sellers cause or permit the Company or any of its Subsidiaries to make or change any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any transaction (other than the Transaction) that could result in any increased Tax liability of Sellers in respect of any Pre-Closing Tax Period; provided that Purchaser may take positions on Tax Returns inconsistent with past practice if required by Applicable Law.

(f) Tax Contests.

(i) In the event (A) Purchaser or (B) any of the Sellers receives notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which the other Party may incur liability, the Party in receipt of such notice shall promptly notify the other party of such matter in writing.

(ii) Sellers, at their own expense (except as provided in Section 7.8(g)), shall have the right to represent the interests of Company and the Sellers in any Tax Contest that relates solely to a Pre-Closing Tax Period. Purchaser shall, cooperate with the Sellers in connection with any Tax Contest. Purchaser, at its own expense, shall have the right to represent the interests of the Company and the Purchaser in any Tax Contest that relates to a Straddle Period or any Post-Closing Tax Period (including Tax Contest for multiple Tax years involving both Post-Closing Tax Periods and Pre-Closing Tax Periods). No Tax Contest shall be settled or compromised without the prior written approval (which shall not be unreasonably withheld, conditioned or delayed) of the other Party; provided, however, that Purchaser shall have the right to settle or compromise any Tax Contest which does not relate to a Pre-Closing Tax Period and does not give rise to a liability of Sellers under this Agreement. For purposes of this Section 7.8(e), a “Tax Contest” is any audit, claim for refund or administrative or judicial proceeding relating to any Tax Return of the Company.

(g) Preservation of Records and Cooperation. From and after the Closing, Purchaser shall, and shall cause the Company and its Subsidiaries to, preserve and keep all records held by each Company at the Closing Date, or any Tax-related records related to the period prior to the Closing that are created or held by them during the two (2) years after the Closing Date, until at least the seventh anniversary of the filing of the last Tax Return to which such records relate, and shall retain such records for such longer period of time as is required with respect to any books or records that may reasonably be required in connection with any claim, audit, proceeding or investigation related to the Transaction. Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon written request, as promptly as practicable, such information (including access to books and records) and assistance relating to each Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment pertaining to any Company. Purchaser and the Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving any Company for any Tax purposes.

(h) Potential Section 338(h)(10) Election.

(i) Prior to Closing, Purchaser shall prepare and present to all Sellers drafts of Form 8023 and all corresponding state or local forms required to make a state or local election with the effect of a federal election under Section 338(h)(10) of the Code. All Sellers shall deliver, immediately prior to Closing, executed copies of such forms to the Purchaser. No later than eight months following the Closing Date, the Purchaser shall notify the Sellers of its intention, if any, to make an election under Section 338(h)(10) of the Code and any corresponding election under state or local Law with respect to the Company (a “Section 338(h)(10) Election” and such notification a “Section 338 Notification”), and Sellers will thereafter cooperate as reasonably requested by Purchaser in making any 338(h)(10) Elections, including delivering any federal, state or local forms necessary or desirable in connection with the Section 338(h)(10) Election which were not obtained by Purchaser prior to Closing. Absent such an election with respect to the Company, the purchase pursuant to the Agreement shall be treated as a purchase of shares of the Company for federal and applicable state income Tax purposes.

(ii) In the event that Purchaser makes a Section 338(h)(10) Election, Purchaser will prepare and present to the Sellers (concurrently with the Section 338 Notification) an allocation of the “aggregate deemed sales price” within the meaning of the applicable Treasury Regulations (the “Section 338 Allocation”) consistent with the allocations determined in Section 7.10(c)

(iii) Each Seller shall have thirty (30) days to review the Section 338 Allocation presented by Purchaser to such Seller, and Purchaser shall make any changes thereto reasonably requested by any Seller. The Parties shall cooperate in good faith to agree on the Section 338 Allocation.

(iv) If a Section 338(h)(10) Election is made and filed, Purchaser shall deliver to the Sellers (pro rata, in accordance with such Sellers’ relative ownership of shares of the Company) no later than the day on which the Section 338(h)(10) Election is filed, a cash payment of $1,000,000.

7.11 Obligation of Sellers. Sellers covenant to pay any Taxes (plus any Tax of any kind, including any interest, penalties or additions to tax in respect of the foregoing arising from an election made pursuant to Section 338(h)(10) Election) imposed on Sellers or the Company attributable to the Transactions and the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Code Section 1374, (ii) any Tax imposed under Reg. Section 1.338(h)(10)-1(d)(2), or (ii) any state, local or foreign Tax imposed on the Company or Sellers’ gain attributable to the Transaction, and Sellers shall indemnify Purchaser arising out of any failure of Sellers to pay such Taxes.

7.12 Company 401(k) Plan. The Company shall take, or shall cause to be taken, all actions necessary to terminate, prior to the Closing Date, the Sunetric 401(k) Profit Sharing Plan (the “Company Prior 401(k) Plan”) and any expense incurred in connection with such termination shall be a Transaction Expense for purposes hereof.

7.13 Distribution of Excluded Assets. On or immediately prior to the Closing, Seller shall have transferred and distributed the Excluded Assets out of the Company and its Subsidiaries at no cost or expense to the Company or the Company Subsidiaries, and provided documentation reasonably satisfactory to Purchaser of such transfer and distribution.

7.14 Performance of LD Agreements. Between the date hereof and the Closing Date the Company shall, and shall cause each Company Subsidiary to, comply with and otherwise perform under each LD Agreement in all material respects in accordance with its terms, including, without limitation, maintaining the installation schedule required under each such LD Agreement in a manner such that no liquidated damages would reasonably be expected to become due and payable by the Company thereunder. In addition, (a) between the date hereof and the Closing Date, the Sellers shall provide all documentation reasonably requested by Purchaser with respect to each LD Agreement, including, without limitation any updated scheduling information, and (b) on the Closing Date the Sellers shall prepare or cause to be prepared and delivered to Purchaser, the LD Certificate.

7.15 Indebtedness. Following Closing, Purchaser agrees to promptly pay all Indebtedness of the Company and remove all Liens for which Sellers made payment under Section 2.2(a). Purchaser agrees to close all credit card accounts used by the Company within thirty (30) days after Closing.

7.16 Accounts Receivable. Following Closing, Purchaser agrees to use commercially reasonable efforts to collect the accounts receivable of the Company as of the Closing Date.

ARTICLE VIII

TRANSACTION COSTS

8.1 Transaction Expenses. Except as otherwise expressly provided herein, all fees, costs and expenses incurred in connection with this Agreement, the Related Documents and the Contemplated Transactions shall be paid by the party incurring such fees, costs and expenses and all the Transaction Expenses shall be treated as incurred prior to the Closing Date for all federal income Tax purposes. In the event that Purchaser terminates this Agreement pursuant to Section 10.1(d)(ii), Purchaser agrees to reimburse Sellers for up to $100,000 of Transactions Expenses incurred through the date of such termination.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.1 Survival. The representations and warranties contained in Article III, Article IV and Article V hereof shall terminate 12 months following the Closing Date, except that (a) the representations contained in Section 3.1 (Power and Authority), Section 3.3 (Binding Obligation), Section 3.5 (Title to Membership Interests), Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization and Assets), Section 4.3 (Subsidiaries), Section 4.4 (Binding Obligation), Section 4.16 (Tax Matters), Section 5.1 (Organization of Purchaser), Section 5.2 (Power and Authority), Section 5.4 (Binding Obligation), Section 5.6 (Issuance of Securities), Section 5.7 (Capitalization), and of this Agreement (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations; and (b) claims asserted in writing by proper notice prior to the end of such period shall survive to the extent actual Indemnifiable Losses have been suffered prior to the end of such period, until the earlier of (i) resolution by the parties or by a court of competent jurisdiction, and (ii) if no action is brought before a court of competent jurisdiction, the expiration of the applicable statute of limitations (in each case, as applicable, the “Expiration Date”). The covenants of Sellers and Purchaser contained in this Agreement shall survive until the expiration of the applicable statute of limitation or, to the extent such covenants are expressly limited to other dates or times, such covenants shall survive only to such dates or times.

9.2 Indemnification by Sellers. Subject to the terms and limitations set forth herein, Sellers, jointly and severally, shall indemnify, defend and hold harmless Purchaser, the Company and their respective Affiliates and each of their respective past, present and future directors, officers, employees, agents and representatives (together, the “Purchaser Indemnitees”) from and against any and all losses, liabilities, obligations, claims, suits, damages, civil and criminal penalties and fines, costs and expenses, Taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, and interest, including any reasonable attorneys’ fees (“Indemnifiable Losses”), resulting from or arising out of (a) any breach of any of the representations and warranties made by the Company or Sellers in Article III or Article IV, respectively (without regard to any materiality or Material Adverse Effect qualifiers contained in any such representation or warranty), (b) any breach of any covenant or undertaking of Sellers contained in this Agreement, (c) all Pre-Closing Employment Liabilities, (d) any Warranty Liability relating to any pre-Closing period in excess of $1,500,000, as determined by Purchaser in its sole but reasonable discretion (the “Warranty Basket”), (e) any Litigation against the Company or any Company Subsidiary related to any pre-Closing period, and (f) any Pre-Closing Taxes, (g) a Failed 338(h)(10) Election, in which case Indemnifiable Losses shall be equal to $1,000,000; provided, however, that no claim may be made by Purchaser pursuant to Section 9.2(g) after April 15, 2018; (h) the Excluded Assets, and (i) the Company Prior 401(k) Plan.

9.3 Indemnification by Purchaser. From and after the Closing Date and subject to the terms and limitations set forth herein, Purchaser shall indemnify, defend and hold harmless Sellers and their respective Affiliates, and each of their respective past, present and future directors, officers, employees, agents and representatives (together, the “Seller Indemnitees”), from and against any and all Indemnifiable Losses resulting from or arising out of (a) any breach of the representations and warranties made by Purchaser in Article V (without regard to any materiality or Material Adverse Effect qualifiers contained in any such representation or warranty), (b) Post-Closing Employment Liabilities, and (c) and breach of any covenant or undertaking of Purchaser contained in this Agreement.

9.4 Limitations on Indemnification; Exclusive Remedy.

(a) Notwithstanding the foregoing, (i) no amounts shall be payable by Sellers under Section 9.2(a)9.2(a) unless and until the aggregate amount otherwise payable by the Company and its Subsidiaries in the absence of this clause exceeds $75,000 (the “Basket”), in which event Sellers shall be liable only for amounts in excess of the Basket; and (ii) in no event shall the amount payable by Sellers under Section 9.2(a) exceed, in the aggregate, $2,400,000 (the “Cap”); provided, however, that neither the Cap nor the Basket shall apply to a claim for willful misconduct, fraud or breach of a Fundamental Representation.

(b) All claims relating to Warranty Liabilities shall be applied to the Warranty Basket and shall only be subject to indemnification by the Sellers to the extent such Warranty Liabilities exceed the Warranty Basket. Purchaser shall manage Warranty Liabilities in the ordinary course of business, through the application of manufacturer warranties, cost reimbursements and offsets, standard RMA procedures and casualty insurance proceeds, and any such proceeds or offsets will be applied before any claim is made against the Warranty Basket or under Section 9.2(d). All Warranty Liability costs shall be calculated as direct labor and direct materials and supplies, at cost, without consideration to overtime surcharges, labor burden or any overhead or other allocation (fuel, equipment and machinery charges). Purchaser shall provide a bi-monthly accounting of Warrant Liability claims to the extent any such claims have been applied to the Warranty Basket.

(c) To the extent that a party hereto shall have any obligation to indemnify and hold harmless any other Person hereunder, such obligation shall not include consequential, special or punitive damages (and the injured party shall not recover for such amounts), except to the extent such amounts are required to be paid to a third party other than an Indemnified Party or a Person affiliated therewith.

(d) The amount of any loss, liability, cost or expense for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by a Purchaser Indemnitee or a Seller Indemnitee, as the case may be, under an insurance policy with respect to such loss, liability, cost or expenses arising from the incurrence or payment of any such loss, liability, cost or expense.

(e) Except for remedies that cannot be waived as a matter of Law, fraud, and injunctive and provisional relief, if the Closing occurs, the indemnification rights contained in this Article 9 will be the sole and exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any Related Document).

(f) Each of the parties agrees to take all reasonable steps to mitigate their respective Indemnifiable Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Indemnifiable Losses hereunder.

9.5 Holdback Payments. Once a Indemnifiable Loss is agreed to by an Indemnifying Party or finally adjudicated (i.e., not subject to further right of appeal) to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication in the manner set forth herein. Any amount owing under this Article IX from Sellers shall be first paid from the Holdback Amount pro rata from the Cash Consideration and the Stock Consideration; provided that (a) at the Indemnified Party’s option, any Indemnifiable Loss may first reduce that portion of the Holdback Amount consisting of Cash Consideration, and if no Cash Consideration remains, the Stock Consideration, and (b) any deduction from the Holdback Amount of Stock Consideration shall be calculated based on the greater of (i) the volume weighted average of the per share prices of RGS Common Stock on the Nasdaq Capital Market for the twenty (20) consecutive trading days ending two days prior to the date such deduction if made and (ii) the Average Closing Price. In addition, to the extent the Holdback has been exhausted or otherwise released, Purchaser shall have the right to set off any unpaid amounts due under this Article IX from any portion of the Purchase Price not yet paid to Sellers pursuant to Section 2.1.

9.6 Defense of Claim.

(a) If a party with a right to indemnification hereunder (an “Indemnified Party”) shall receive notice of the assertion of any claim (a “Notice of Claim”) with respect to which a party required to provide indemnification hereunder (an “Indemnifying Party”) may be determined in good faith to be obligated under this Agreement to provide indemnification, such Indemnified Party shall give such Indemnifying Party prompt notice thereof; provided, however, that the failure of any Indemnified Party to give such Notice of Claim shall not relieve any Indemnifying Party of its obligations under this Article IX, except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice. Such Notice of Claim shall describe the claim in reasonable detail, and, if practicable, shall indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by such Indemnified Party.

(b) An Indemnifying Party, at such Indemnifying Party’s own expense and through counsel reasonably chosen by such Indemnifying Party, may elect to defend any third party claim; and if it so elects, it shall, within 20 Business Days after receiving notice of such third party claim (or sooner, if the nature of such third party claim so requires), notify the Indemnified Party of its intent to do so, and such Indemnified Party shall cooperate in the defense of such third party claim. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a third party claim, such Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that such Indemnified Party shall have the right to employ one counsel to represent such Indemnified Party and all other Persons entitled to indemnification in respect of such claim hereunder (which counsel shall be reasonably acceptable to the Indemnifying Party) if, in the opinion of counsel to the Indemnified Party, a conflict of interest between such Indemnified Party and such Indemnifying Party exists in respect of such claim which would make representation of the Indemnifying Party and the Indemnified Party impermissible under applicable standards of professional conduct, and in that event the reasonable fees and expenses of one such separate counsel for all Indemnified Parties shall be paid by such Indemnifying Party. If any Indemnifying Party elects not to defend against a third party claim, or fails to timely notify an Indemnified Party of its election, such Indemnified Party may defend, compromise and settle such third party claim; provided, however, that no such Indemnified Party may, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any third party claim or consent to the entry of any Judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnifying Party of a written unconditional release from all liability in respect of such third party claim. If any Indemnifying Party elects to defend against a third party claim and provides timely notice to an Indemnified Party of its election, the Indemnifying Party may defend, compromise and settle any third party claim on such terms as it deems appropriate; provided, however, that no Indemnifying Party may, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any third party claim or consent to the entry of any Judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written unconditional release from all liability in respect of such third party claim.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the written mutual consent of Sellers and Purchaser;

(b) by written notice by Sellers or Purchaser, if 90 days shall have passed after the date that any court of competent jurisdiction or any other Governmental Agency shall have issued a Judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Judgment or other action restraining, enjoining or otherwise prohibiting such transactions shall still be in effect;

(c) by written notice at any time after May 31, 2014 (the “Outside Date”), by either Purchaser or Sellers if the Closing has not occurred by such date; provided, however, that (i) no such party is then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement and (ii) the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to any party hereto whose intentional failure to fulfill any material obligation under this Agreement has been the principal cause of or resulting in the failure of the Closing to occur on or prior to the Outside Date;

(d) by Purchaser by written notice to Sellers if:

(i) Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2(a) and such breach, inaccuracy or failure has not been cured by Sellers within ten days of Sellers’ receipt of written notice of such breach from Purchaser;

(ii) Purchaser’s lender fails to provide the consent required under the applicable loan documents; or

(iii) any of the other conditions set forth in Section 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(e) by Sellers by written notice to Purchasers if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.3(a) and such breach, inaccuracy or failure has not been cured by Purchaser within ten days of Purchaser’s receipt of written notice of such breach from Sellers; or

(ii) any of the conditions set forth in Section 6.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing.

10.2 Contemplated Transactions. In the event that this Agreement is terminated pursuant to Section 10.1, the Contemplated Transactions and the Related Documents shall be terminated, without further action by any party hereto, and Sellers on the one hand and Purchaser on the other hand shall immediately enter into, or cause their relevant Affiliates to enter into, written consents to terminate each of the Related Documents that have become effective prior to the date of such termination.

10.3 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and become void and of no further effect and there shall be no liability of any party hereto to any other party except (a) for the obligations with respect to confidentiality and publicity contained in Section 7.5 hereof, (b) as set forth in Section 8.1 in respect of certain fees and expenses, (c) the obligations with respect to brokers contained in Section 4.9 and Section 5.5 and (d) this Article X; provided, however, that no party hereto shall be relieved from liabilities arising out of any willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Complete Agreement. This Agreement, the Confidentiality Agreement, the Related Documents, the Disclosure Schedule and the schedules and exhibits attached hereto and thereto and the Confidentiality Agreement and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

11.2 Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, waived, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way be construed to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

11.3 Amendments. No amendment to this Agreement shall be effective unless it shall be in writing signed by Purchaser and Sellers. Each of the parties hereto agrees that no amendment to any Related Document shall be effective unless it shall have been approved in writing by each of the parties hereto.

11.4 Notices. All notices, requests, consents and demands to or upon the respective parties hereto shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if delivered by hand, when delivered, (b) on the day after delivery to a nationally recognized overnight carrier service if sent by overnight delivery for next morning delivery, and (c) on the date sent by electronic means if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient (in each such case, if a copy of such electronic transmission is sent via another method allowed hereunder in a timely manner). In each case: (x) if delivery is not made during normal business hours at the place of receipt, receipt and due notice under this Agreement shall be deemed to have been made on the immediately following Business Day, and (y) notice shall be sent to the address of the party to be notified, as follows, or to such other address as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:

If to Purchaser, to:

Real Goods Solar, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027-2452

Attention: Kam Mofid

E-Mail: kam.mofid@realgoods.com

With a copy to:

Brownstein Hyatt Farber Schreck, LLP

410 17th Street, Suite 2200

Denver, CO 80202

Attention: Kristin Macdonald

Email: kmacdonald@bhfs.com

If to Sellers, to:

Alexander Tiller

1017 S. Krameria St.

Denver, CO 80224

Email: atiller@sunetric.com

Sean Mullen

Beth-Ann Mullen

46-469 Holokaa Street

Kaneohe, Hawaii 96744

Telephone: (808) 368-2310

E-mail: sean@sunetric.com

With a copy to:

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, Colorado 80202

Attention: Michelle Shepston

Email: michelle.shepston@dgslaw.com

If to the Company and its Subsidiaries (prior to the Closing), to:

Elemental Energy LLC

905 Kalanianaole Highway, Box 21

Kailua, HI 96734

Attention: Alexander Tiller

Email: atiller@sunetric.com

With a copy to:

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, Colorado 80202

Attention: Michelle Shepston

Email: michelle.shepston@dgslaw.com

11.5 Venue. Any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in any federal or state court in Colorado, and each party hereto waives any objection which it may now have or hereafter have to the laying of venue of any such suit, action or proceeding in the City and County of Denver, Colorado, and each party hereto hereby irrevocably submits to the jurisdiction of any such court in City and County of Denver, Colorado in any action, suit or proceeding.

11.6 GOVERNING LAW; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES TO THIS AGREEMENT ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.7 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.8 Interpretation. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in one form have correlative meanings when used herein in any other form. Any capitalized terms used in the Disclosure Schedule or any schedule or exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Article, exhibit or schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

11.9 Exhibits and Schedules. The exhibits and schedules attached hereto are a part of this Agreement as if fully set forth herein.

11.10 Disclosure Schedule. Sellers and the Company have delivered to Purchaser the Disclosure Schedule arranged in numbered parts corresponding to the section numbers in this Agreement of the following representations and warranties. The information disclosed in any particular Disclosure Schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement; provided, however, to the extent that an item in a schedule is relevant and reasonably apparent on its face to apply to the disclosure required by any other section of this Agreement, such item shall be deemed to be disclosed in the schedule corresponding to such other section of these schedules whether or not an explicit cross-reference appears. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any Contract.

11.11 Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto except with the prior written consent of the other parties or by operation of law.

11.12 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. Sellers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) were not performed in accordance with its specific terms or were otherwise breached. Accordingly, Sellers acknowledge and agree that Purchaser shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity, without having to post a bond of all or any portion of the Purchase Price. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.13 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the other provisions shall not be affected by such invalidity, illegality or unenforceability, but shall remain in full force and effect.

11.14 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

11.15 Negotiated Agreement. The parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.

PURCHASER:

Real Goods Solar, Inc.

By:	/s/ Kam Mofid
Name:	Kam Mofid
Title:	CEO

SELLERS:

/s/ Sean G. Mullen
Sean Mullen

/s/ Beth-Ann Mullen
Beth-Ann Mullen

/s/ Alexander Tiller
Alexander Tiller

THE COMPANY:

Elemental Energy LLC

By:	/s/ Alexander Tiller
Name:	Alexander Tiller
Title:	CEO

[Signature Page to Membership Interest Purchase Agreement]

LIST OF OMITTED EXHIBITS AND SCHEDULES

The following is a list identifying the contents of exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish copies of the omitted schedules and exhibits supplementally to the Securities and Exchange Commission upon request by the Securities and Exchange Commission.

Exhibit A	Forms of Offer Letters

Disclosure Schedules	Schedule 1.1(a) Excluded Assets

Schedule 1.1(b) Knowledge of the Company

Schedule 1.1(c) Revenue of the Business

Schedule 1.1(d) Working Capital Worksheet

Schedule 1.1(e) PEO Plans

Schedule 4.2 Capitalization and Assets

Schedule 4.3 Subsidiaries

Schedule 4.5 Default or Conflicts

Schedule 4.6 Governmental Authorization or Consent Required

Schedule 4.7 Financial Statements

Schedule 4.8 Powers of Attorney

Schedule 4.9 Brokers

Schedule 4.11 Insurance

Schedule 4.12 Litigation

Schedule 4.13 Labor Matters

Schedule 4.14 Employee Benefit Plans

Schedule 4.15 Real Property

Schedule 4.16 Tax Matters

Schedule 4.17 Contracts and Commitments

Schedule 4.19 Transactions with Affiliates

Schedule 4.21 Intellectual Property

Schedule 4.23 Sale of Products; Performance of Services

Schedule 4.25 Environmental Compliance

Schedule 4.26 Condition and Sufficiency of Assets

Schedule 4.28 Capital Leases

Schedule 4.29 License and Permits

Schedule 4.30 Obsolete Inventory

Schedule 4.31 Absence of Certain Changes or Events

Schedule 5.3 Consents, Approvals, Authorizations or Orders

Schedule 5.7 Capitalization

Schedule 5.8 SEC Reports

Schedule 6.2 Required Consents

Schedule 7.3 Extraordinary Actions by the Company or the Company Subsidiaries

Schedule 7.4(b) Released Personal Guarantees

Schedule 7.7 Non-Competition Restrictions